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As filed with the Securities and Exchange Commission on November 14, 2006.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-10

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MINEFINDERS CORPORATION LTD.
(Exact name of Registrant as specified in its charter)

Ontario (Province or Other Jurisdiction of Incorporation or Organization)	1000 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Suite 2288-1177, West Hastings Street
Vancouver, British Columbia
Canada V6E 2K3
(604) 687-6263
(Address and Telephone Number of Registrant's Principal Executive Offices)

Corporation Service Company
1133 Avenue of the Americas, Suite 3100
New York, New York 10036-6710
1 (800) 927-9800
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code)
of Agent for Service in the United States)

Copies to:

Mark H. Bailey Minefinders Corporation Ltd. Suite 2288-1177, West Hastings Street, Vancouver, British Columbia, Canada V6E 2K3 Telephone: (604) 687-6263	Kenneth Sam Jason K. Brenkert Dorsey and Whitney LLP 370 Seventeenth Street, Suite 4700 Denver, Colorado 80202 Telephone: (303) 629-3445	Maurice Swan Stikeman Elliott LLP 5300 Commerce Court West 199 Bay Street, Toronto, Ontario, Canada M5L 1B9 Telephone: (416) 869-5500	Riccardo Leofanti Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 P.O. Box 258 Toronto, Ontario, Canada M5K 1J5 Telephone: (416) 777-4700	Bob Wooder Blake, Cassels & Graydon LLP Suite 2600, Three Bentall Centre, P.O. Box 49314 595 Burrard Street, Vancouver, British Columbia, Canada V7X 1L3 Telephone: (604) 631-3330

        Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement becomes effective.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

        It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below):
1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

4.50% Convertible Senior Notes due 2011	U.S.$85,000,000	100.00%(1)	U.S.$85,000,000(1)	US$9,095

Common Shares	7,812,503(2)	—(3)	—(3)	—(3)

(1)
Estimated solely for purposes of calculating the registration fee.

(2)
This number represents the number of common shares that are initially issuable upon conversion of the 4.50% Convertible Senior Notes due 2011 (the "Notes") registered hereby. For purposes of estimating the number of common shares to be included in the registration statement upon the conversion of the Notes, we calculated the number of common shares issuable upon conversion of the Notes based on a conversion rate of 91.9118 common shares per $1,000 principal amount of the Notes. In addition to the common shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also shall cover any additional common shares which become issuable in connection with the common shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding common shares.

(3)
No additional consideration will be received for the common shares issuable upon conversion of the Notes. Therefore, pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required to be paid to register such common shares.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws by any such state.

SECONDARY OFFERING

Preliminary Short Form Base Shelf Prospectus dated November 14, 2006

MINEFINDERS CORPORATION LTD.

US$85,000,000 4.50% CONVERTIBLE SENIOR NOTES DUE 2011

Interest payable on June 15 and December 15

We issued and sold US$85,000,000 aggregate principal amount of convertible senior notes due 2011 (the "notes") on a private placement basis on October 24, 2006. This prospectus may be used by selling securityholders in connection with resales of the notes and the common shares issuable upon the conversion of the notes (the "common shares"). Such common shares are sometimes referred to in this prospectus as the underlying shares. For a description of the notes see "Description of notes." For a description of the common shares see "Description of share capital."

We will not receive any proceeds from the resale of the notes or the common shares issuable upon the conversion of the notes by any of the selling securityholders. The notes and the common shares may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The notes are eligible for trading in the Private Offerings, Resale and Trading through Automatic Linkages system of the National Association of Securities Dealers, Inc. ("The PORTAL Market"). We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.

Our common shares are listed under the symbol "MFN" on the American Stock Exchange and "MFL" on the Toronto Stock Exchange. The last reported sale price of our common shares on The American Stock Exchange on November 13, 2006 was US$8.22 per share, and on the Toronto Stock Exchange on November 13, 2006 was Cdn$9.38 per share.

The securities may be offered by selling securityholders in negotiated transactions or otherwise, to or through underwriters or dealers purchasing as principals or directly to purchasers at varying prices determined at the time of the sale or at negotiated prices. In addition, the common shares may be offered from time to time through ordinary brokerage transactions on The American Stock Exchange and the Toronto Stock Exchange. See "Plan of Distribution." Selling securityholders may be deemed to be "underwriters" as defined in the United States Securities Act of 1933, as amended (the "Securities Act"). Any profits realized by selling securityholders may be deemed to be underwriting compensation. If the selling securityholders use any broker-dealers, any commissions paid to underwriters or dealers and, if underwriters or dealers purchase any securities as principals, any profits received by such underwriters or dealers on the resale of the securities may be deemed to be underwriting compensation under the Securities Act.

Investing in the notes or the underlying shares involves risks. Please carefully consider the "Risk Factors" section beginning on page 15 of this prospectus.

Under the multijurisdictional disclosure system adopted by the United States and Canada, we are permitted to prepare this prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such disclosure requirements are different from those of the United States. Certain financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Owning notes or underlying shares may subject you to tax consequences both in the United States and Canada. You should read the tax discussion under "Income tax considerations". Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under United States federal securities laws may be adversely affected by the fact that we are organized under the laws of Ontario, Canada, most of our officers and directors and most of the experts named in this prospectus are residents of Canada, and a substantial majority of our assets are located outside the United States.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or the underlying shares, or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Pursuant to the Registration Rights Agreement (as described in "Description of notes — Registration rights of the noteholders"), we are filing this registration statement to register the notes and the underlying shares for secondary sales by Electing Holders (as defined in "Plan of distribution"). The notes were not offered or sold to any Canadian person (as defined under "Canadian transfer restrictions"). Prior to a specified date, any certificates evidencing the notes or any underlying shares will bear a legend to the effect that the holders may not resell or otherwise transfer the notes or such underlying shares to any Canadian person. Canadian persons will not be entitled to use this shelf registration statement to resell the notes or any underlying shares.

If we fail to comply with certain of our obligations pursuant to the Registration Rights Agreement, then we will pay Additional Interest, as defined herein, on the notes, or liquidated damages, as defined herein, on any underlying shares.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this prospectus.

The notes bear interest at the rate of 4.50% per year. The notes will mature on December 15, 2011. Holders may convert the notes into our common shares at an initial conversion rate of 91.9118 shares per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$10.88 per share), subject to adjustment, at their option at any time prior to maturity. Subject to the satisfaction of certain conditions, we may, in lieu of delivering common shares upon conversion of all or a portion of the notes, elect to pay cash or a combination of cash and common shares. In addition, following certain corporate transactions described in this prospectus, we will increase the conversion rate for holders who elect to convert notes in connection with such corporate transactions in certain circumstances.

We may not redeem any of the notes at our option prior to maturity, except upon the occurrence of certain changes to the laws governing Canadian withholding taxes.

If we experience specified types of fundamental changes, holders may require us to repurchase for cash all or a portion of their notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest up to, but excluding, the date of repurchase.

The notes are our senior unsecured debt and will rank on parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. We will not receive any of the proceeds from the resale of the notes or the underlying shares by any of the selling securityholders.

You should rely only upon the information included in, or incorporated by reference into, this prospectus. We have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the delivery of this prospectus nor the registration of the notes and the underlying shares hereunder shall, under any circumstances, create any implication that there has been no change in our business or affairs since the respective dates as of which information is given herein.

This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. All such summaries are qualified in their entirety by such reference. In making an investment decision, you must rely on your own examination of us and the terms of the notes, including the merits and risks involved.

We are not making any representation to any person acquiring the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or sale of the notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor.

TABLE OF CONTENTS

Cautionary statement regarding forward-looking statements	1
Documents incorporated by reference	2
Summary	5
The offering	12
Risk factors	15
Enforcement of civil liabilities	28
Exchange rate information	28
Use of proceeds	28
Price range and trading volume	29
Dividend policy	29
Changes to consolidated capitalization	30
Capitalization	31
Earnings coverage	31
Description of notes	32
Canadian transfer restrictions	48
Description of share capital	48
Income tax considerations	49
Plan of distribution	60
Legal matters	62
Transfer agent and registrar and trustee	62
Experts	62
Certain available information	62
Documents filed as part of the registration statement	63

        As used in this prospectus, "Minefinders," the "Corporation," the "Company," "we," "our," "ours" and "us" refer to Minefinders Corporation Ltd. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

        Unless otherwise specified or the context requires, references to "Cdn$" are to Canadian dollars and references to "dollars", "U.S. dollars", "US$" and "$" are to United States dollars.

        Our financial statements that are incorporated by reference into this prospectus have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP"), and are reconciled to generally accepted accounting principles in the United States ("U.S. GAAP").

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning our plans to develop and construct the Dolores Project and complete exploration programs on our other projects and our estimated reserves, resources, production, capital costs and operating and cash flow estimates and other matters. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

        Statements concerning mineral reserves and resource estimates may also be deemed to constitute forward-looking statements to the extent that they involve estimates of the mineralization that will be encountered if the property is developed. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects," "anticipates," "plans," "projects," "estimates," "assumes," "intends," "strategy," "goals," "objectives," "potential" or variations thereof or stating that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be "forward-looking statements." Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

  •
  risks related to our lack of revenues from operations and our lack of ongoing mining operations;

  •
  risks related to our lack of history in producing metals from our mineral exploration properties and risks relating to our ability to successfully establish mining operations or profitably produce precious metals;

  •
  our ability to successfully negotiate agreements with Ejido Huizopa or its members;

  •
  uncertainty in our ability to fund the development of our mineral properties or the completion of further exploration programs;

  •
  risks related to differences between U.S. and Canadian practices for reporting resources and reserves;

  •
  uncertainty as to actual capital costs, operating costs, production and economic returns, and uncertainty that our development activities will result in profitable mining operations;

  •
  risks related to our reserves and resources figures being estimates based on interpretations and assumptions which may result less mineral production under actual conditions than is currently estimated;

  •
  changes in the market price of gold, silver, and other minerals which in the past has fluctuated widely and which could affect the profitability of our operations and financial condition;

  •
  risks related to currency fluctuations;

  •
  risks related to the inherently dangerous activity of mining, including conditions or events beyond our control;

  •
  risks related to governmental regulations;

  •
  risks related to our primary properties being located in Mexico, including political, economic, and regulatory instability;

  •
  uncertainty in our ability to obtain and maintain certain permits necessary to our current and anticipated operations;

  •
  risks related to our business being subject to environmental laws and regulations which may increase our costs of doing business and restrict our operations;

  •
  risks related to our land reclamation requirements for our properties which may be burdensome;

  •
  uncertainty regarding future requirements that we fund additional reclamation work during the course of our mining activities at the Dolores Project;

  •
  uncertainty relating to our ability to attract and maintain qualified management to meet the needs of our anticipated growth and risks relating to our ability to manage our growth effectively;

  •
  risks related to our mineral properties being subject to prior unregistered agreements, transfers, or claims and other defects in title;

  •
  risks related to our history of losses, which we may continue to incur in the future;

  •
  risks related to increased competition that could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties for mineral exploration in the future; and

  •
  risks related to our officers and directors becoming associated with other natural resource companies which may give rise to conflicts of interests.

        This list is not exhaustive of the factors that may affect any of our forward-looking statements. A discussion of these and other factors that may affect our actual results, performance, achievements or financial position is contained in "Risk factors" and elsewhere in this prospectus, and the documents incorporated and deemed to be incorporated herein.

        Our forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and we do not assume any obligation to update forward-looking statements if circumstances or management's beliefs, expectations or opinions should change, except as may be required by law. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents, filed with the securities commissions or similar regulatory authority in each of the provinces of Canada, and available on SEDAR at www.sedar.com, are specifically incorporated by reference and form an integral part of this prospectus:

  (a)
  Revised Annual Information Form of the Company for the financial year ended December 31, 2005 dated March 21, 2006, as revised on April 12, 2006, and filed on SEDAR on April 13, 2006 (the "Current AIF"), including the Management's Discussion and Analysis incorporated therein;

  (b)
  audited consolidated financial statements (including a summary of significant accounting policies and notes thereto) of the Company, consisting of Consolidated Balance Sheets as at December 31, 2005 and 2004 and related Consolidated Statements of Loss and Deficit, Cash Flows and Mineral Properties and Deferred Exploration Costs for each of the years in the three-year period ended December 31, 2005, together with the report of the auditors thereon dated February 23, 2006, filed on SEDAR on March 30, 2006;

  (c)
  Management's Discussion and Analysis for the financial year ended December 31, 2005 referred to in paragraph (a) above and which forms part of the Company's Current AIF, filed on SEDAR on March 30, 2006;

  (d)
  material change report dated April 3, 2006 with respect to an equity financing, filed on SEDAR on April 3, 2006;

  (e)
  material change report dated February 27, 2006 with respect to the Company receiving a technical report for the Dolores Heap Leach Project from Kappes, Cassiday and Associates, filed on SEDAR on February 27, 2006;

  (f)
  material change report dated February 8, 2006 with respect to the discovery and expansion of significant silver mineralization with recently completed drilling on the Company's Planchas de Plata and Real Viejo projects, filed on SEDAR on February 8, 2006;

  (g)
  material change report dated January 23, 2006 with respect to the announcement of results from recent drilling on the Company's Dolores gold and silver project, filed on SEDAR on January 23, 2006;

  (h)
  Technical Report For the Dolores Heap Leach Project in Mexico dated April 11, 2006 by Kappes, Cassiday and Associates, filed on SEDAR on April 13, 2006;

  (i)
  Technical Report by Roscoe Postle Associates Inc. on the Mineral Resources Estimate for the Dolores Project, Mexico dated November 16, 2004, filed on SEDAR on December 6, 2004;

  (j)
  Management Information Circular dated March 14, 2006 in connection with the May 10, 2006 Annual General Meeting of Shareholders (excluding those portions under the headings "Executive Compensation — Compensation Committee," "Executive Compensation — Report on Executive Compensation," and "Executive Compensation — Performance Graph"), filed on SEDAR on April 11, 2006;

  (k)
  material change report dated April 28, 2006, related to pricing of an equity financing, filed on SEDAR on May 1, 2006;

  (l)
  material change report dated April 21, 2006, related to closing of an equity financing, filed on SEDAR on April 21, 2006;

  (m)
  material change report dated May 1, 2006, related to increase in measured and indicated resources at the Dolores deposit, filed on SEDAR on May 1, 2006;

  (n)
  material change report dated May 9, 2006, related to environmental permits for the Dolores mine, filed on SEDAR on May 9, 2006;

  (o)
  material change report dated May 11, 2006, related to voting results in connection with the May 10, 2006 Annual General Meeting of Shareholders, filed on SEDAR on May 11, 2006;

  (p)
  Technical Report by the Company on the Mineral Resource Estimate for the Dolores Project dated June 9, 2006, filed on SEDAR on June 12, 2006

  (q)
  material change report dated June 27, 2006, related to drill results and resource expansion at the Dolores Project, filed on SEDAR June 27, 2006;

  (r)
  material change report dated July 11, 2006, related to exploration results at the Planchas de Plata project, filed on SEDAR on July 11, 2006;

  (s)
  material change report dated July 25, 2006, related to increased gold and silver reserves for the Dolores Project, filed on SEDAR on July 25, 2006;

  (t)
  unaudited interim financial statements for the three and six month periods ended June 30, 2006, filed on SEDAR on August 14, 2006;

  (u)
  Management's Discussion and Analysis (amended) for the three and six month periods ended June 30, 2006, filed on SEDAR on August 15, 2006;

  (v)
  Technical Report by the Company on the Mineral Reserve Update for the Dolores Project dated September 7, 2006, filed on SEDAR on September 7, 2006;

  (w)
  material change report dated October 16, 2006, related to selection of Greg. D. Smith as successor to Ronald J. Simpson as Chief Financial Officer of the Company, filed on SEDAR on October 16, 2006;

  (x)
  material change report dated October 18, 2006, announcing the Company's intention to offer and sell US$75 million aggregate principal amount of its Convertible Senior Notes due 2011, filed on SEDAR on October 16, 2006;

  (y)
  material change report dated October 18, 2006, announcing the execution by the Company of a purchase agreement with an initial purchaser to issue and sell Convertible Senior Notes due 2011, filed on SEDAR on October 18, 2006;

  (z)
  material change report dated October 24, 2006, announcing the completion of the sale to an initial purchaser of the Company's 4.50% Convertible Senior Notes due 2011, filed on SEDAR on October 24, 2006;

  (aa)
  material change report dated November 1, 2006, announcing the completion of the first four holes of the drilling program at the Planchas de Plata and Real Viejo silver projects, filed on SEDAR on November 1, 2006; and

  (bb)
  Technical Report by the Company on the Mineral Reserve Update for the Dolores Project dated September 7, 2006, revised November 7, 2006, filed on SEDAR on November 7, 2006.

        Any information circulars, annual information forms, comparative interim financial statements, comparative financial statements for our most recently completed financial year (together with the accompanying report of the auditor), related management's discussion and analysis, news releases or other public communication containing further financial information about us, material change reports (excluding confidential reports) or business acquisition reports filed with securities commissions or other regulatory authorities in each of the provinces of Canada after the date of this prospectus and prior to the termination of the offering, or any other disclosure document which we file pursuant to an undertaking to a provincial or territorial securities regulatory authority, and any other disclosure document of the type listed in this paragraph which we have filed pursuant to an exemption from any requirement under the applicable Continuous Disclosure rules, shall be deemed to be incorporated by reference into this prospectus.

        In addition, to the extent indicated in any Report on Form 6-K furnished to the Securities and Exchange Commission (the "SEC"), any information included therein should be deemed to be incorporated by reference in this prospectus. Further, we are incorporating by reference into this prospectus our unaudited Item 18 reconciliation to U.S. GAAP as at December 31, 2005 and 2004 and each of the years in the three year period ended December 31, 2005 and for the unaudited three and six month periods ended June 30, 2006, which was furnished to the SEC on Form 6-K on November 14, 2006.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada.

        We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of all of the documents referred to above which have been or may be incorporated herein by reference. Requests for such copies should be directed to our corporate secretary at 2288 - 1177 West Hastings Street, Vancouver, B.C. V6E 2K3, Telephone: (604) 687-6263.

SUMMARY

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated, or deemed to be incorporated, by reference in this prospectus, including our consolidated financial statements and related notes.

The Company

        The following description highlights selected information about us contained in the documents incorporated by reference into this prospectus. This description does not contain all of the information about us and our properties and business that you should consider before investing in the notes. You should carefully read the entire prospectus, including the section titled "Risk Factors" that immediately follows this description of us, as well as the documents incorporated by reference into this prospectus, before making an investment decision. This prospectus contains forward-looking statements concerning our plans at our properties, projected production, capital cost, operating cost and cash flow estimates and other matters. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause our results to differ from those expressed or implied by the forward-looking statements. See "Cautionary statement regarding forward-looking statements."

        We are a growing company engaged in mineral exploration focusing on gold properties, some of which may have significant silver resources. We conduct our operations through wholly owned subsidiaries and are primarily active in northern Mexico, where our Dolores Project is progressing towards production while our other projects are at the exploration stage. With the exception of our Dolores Project, our properties are without a known body of commercial ore.

        For the purposes of NI 43-101, our sole material property is the Dolores Project.

Strengths

        We have been continuously engaged in mining exploration, seeking to add assets to our portfolio and advance individual projects toward development and production. We believe that we are well-positioned to achieve our goals through the following strengths:

  •
  Production of gold and silver at our Dolores Project is anticipated to commence in late 2007

  •
  Anticipated low cost gold production at the Dolores Project

  •
  Projects located in North America

  •
  Experienced management team with proven exploration, development and operating expertise

  •
  Close working relationships with local groups and governments

  •
  Continuous exploration program

Strategy

        We believe that shareholder value is created through the discovery of mineral resources and developing these resources into producing mines. We intend to realize our objective of generating long-term growth in shareholder value through the following core strategies:

  •
  Advancing our Dolores Project to production and becoming a gold and silver producer

  •
  Progressing on other projects to delineation of resources and feasibility study

Properties

        The following description summarizes selected information about our Dolores Project and our other properties. Please refer to our Revised Annual Information Form for the fiscal year ended December 31, 2005, available on SEDAR at www.sedar.com, for a further description of the Dolores Project and our other properties, including their location, geological setting, mineralization, past drilling programs and history. Besides the Dolores Project, we also have advance exploration properties in Northern Sonora, Mexico, and other property interests in Nevada. None of our properties are currently in production. In the following discussions on our several properties and projects, the reader is cautioned that any statements pertaining to the results of an economic analysis of mineral resources that are not mineral reserves do not demonstrate their economic viability.

The Dolores project

        The Dolores Project is located in the Sierra Madre Occidental Range of northern Mexico, in the westernmost part of the State of Chihuahua, approximately 250 kilometers west of the city of Chihuahua.

        We wholly-own the Dolores Project through our 100% owned Mexican subsidiary, Compañía Minera Dolores S.A. de C.V. ("Minera"), through which we own the Dolores Project's mineral concessions and control the required surface rights covering the Dolores Project area. We exercised our right to acquire a consolidated mineral concession, Unificacion Real Cananea, comprising 1,920 hectares and covering the core of the Dolores Project's resource area. A Net Smelter Return Royalty ("NSR") of 2% on gold and silver is payable upon commercial production at the Dolores Project and an additional 1.25% NSR on gold only is payable to another party. In addition, two mineral concessions surrounding the Unificacion Real Cananea concession, Silvia and Dolores, comprising 2,866 and 22,914 hectares, respectively, were staked by us, bringing the total area of the Dolores Project concessions to 27,700 hectares. All concessions have been granted exploitation status and are in good standing. The Dolores Project comprises three concessions, as described in the following table:

Dolores project exploitation concessions

Concession name	Title no.	Area (hectares)	Expiry date
Unificacion Real Cananea*	227028	1,920	December 12, 2039
Silvia	217587	2,866	August 20, 2052
Dolores	221593	22,914	March 3, 2054

Total Area		27,700

*
On April 11, 2006, seven concessions (Real Cananea Uno (Title No. 184982), San Judas Tadeo (Title No. 184983), Alma de Maria (Title No. 191728), Real Cananea (Title No. 184981), Ampliacion Real Cananea (Title No. 184984), Ampliacion Real Cananea Uno (Title No. 184985), Ampliacion Real Cananea Dos (Title No. 184986)) were consolidated into Unificacion Real Cananea. The unification was undertaken to simplify recording and filing for three concessions instead of nine.

Background

        Since November 1995, we have been actively engaged in exploration activities at the Dolores Project. In June 2002, we initiated a follow-up drilling program designed to bring the Dolores Project to final feasibility status. This drilling program was expanded in 2003 and 2004 to include condemnation and geotechnical drilling. Other activities undertaken by us at the Dolores Project included detailed geological mapping and sampling, road construction, metallurgical studies, mine engineering design, environmental studies, resource modeling, feasibility study and initiating a community relocation program. Since initiating drilling in 1996, we have completed diamond core drilling totaling 471 holes for 131,386 meters and reverse circulation (RC) drilling totaling 299 holes for 54,217 meters, for a total of 770 drill holes and 185,603 meters. These efforts led to the discovery of a major epithermal gold and silver deposit.

        We commissioned Kappes, Cassiday & Associates ("Kappes Cassiday") to prepare an independent feasibility study for a conventional open pit heap leach mine and processing plant, based on an assumed production rate of 18,000 tonnes per day. A preliminary study was received in August 2005 (press releases relating to the study dated June 28, August 3 and September 27, 2005 are available for review on SEDAR). The positive nature of the feasibility study led to our decision to request Kappes Cassiday to upgrade their August 2005 study to full bankable-level feasibility standards. As used in this prospectus, a "bankable feasibility study" is a comprehensive analysis of a project's economics (+/-15% precision) used by the banking industry for financing purposes.

        Following receipt of a bankable feasibility study from Kappes Cassiday on the Dolores Project, on February 23, 2006, our board of directors authorized management to proceed with the development and construction, by Minera, of a conventional 18,000 tonnes per day open pit heap leach mine and processing plant at an approximate cost of US$132 million, subject to the obtaining of all necessary permits and the required financing. A technical report entitled "Technical Report For the Dolores Heap Leach Project in Mexico," dated April 11, 2006, summarizing the Kappes Cassiday Study has been filed on SEDAR. Michael Cassiday, of Kappes Cassiday, is the independent qualified person, as defined in NI 43-101, responsible for the contents of this technical report.

        The bankable feasibility study estimates production from an open pit mine at 18,000 tonnes per day, over a 12 year mine life, producing 72.5 million tonnes of proven and probable ore reserves at an average grade of 0.84 grams per tonne gold and 44.5 grams per tonne silver. The life of mine strip ratio is 3.7:1 waste to ore at a cut-off grade of approximately 0.3 grams per tonne gold equivalent (75:1, silver:gold ratio), placing approximately 1.95 million ounces of gold and 103.6 million ounces of silver on the leach pad. The bankable feasibility study is available for review on SEDAR, where it was filed on April 13, 2006.

Summary of key parameters and estimated results

        The following is a summary of certain key parameters and estimated results for the Dolores Project based on data from the Kappes Cassiday bankable feasibility study. As noted above, the bankable feasibility study is a preliminary economic assessment. There can be no certainty that the results described in the bankable feasibility study and the tables below will be realized. See the "Risk factors" section in this prospectus.

Plant Throughput	Tonnes/day 18.000
Mine Life	Years 12
Life of Mine Ore Tonnage	Tonnes 72.5 M
Strip Ratio (Average Life of Mine)	3.7:1

	Gold	Silver
Life of Mine Production (Averages):
Grades	0.84 g/t	44.5 g/t
Annual Production (Payable Metal life of mine average)	120.000 oz	4.4M oz
Metal Recovery	74%	51%
Total Recovered Metal	1.44M oz	53.2M oz

        Prior to commencing production at the Dolores Project, all necessary permits must be obtained, financing for construction and development must be arranged and construction must be completed. At present, we believe we have secured all material environmental and other permits, including the final environmental impact assessment and the permits relating to change of land use for the Dolores Project. We also have received permits allowing us to construct the necessary access and drill roads, to conduct additional exploration and complete the development drilling now underway. We have also negotiated surface rights agreements with the local commune, Ejido Huizopa, and certain individual members of the Ejido for access and right to conduct activities on the property including all mining operations that may occur on these lands as a result of our exploration activities, and we are presently negotiating with the Ejido and certain of its members regarding matters pertaining to long-term solutions for the relocation of individual members of the Ejido. We have secured surface water rights for 2 million cubic meters annually and are developing our own water concessions by means of drilling new wells on the project. We are waiting for final confirmation in connection with permits for the generator power plant, related air quality permit, fuel storage facility, and an explosives permit, all of which are expected to be in place before year-end.

Summary of project economics (based on February 2006 costs, as reported in the Kappes Cassiday bankable feasibility study)

        The estimated economics of the 18,000 tonnes per day (tpd) mine plan are summarized as follows:

  •
  total direct capital costs of approximately $99.5 million, with additional indirect capital costs of $32.5 million, for total capital costs of $132.0 million (all capital costs estimates are ±15%);

  •
  sustaining capital costs over the life of mine of an additional $29.0 million (all capital costs estimates are ±15%);

  •
  cash operating costs of $224 per ounce of gold and gold-equivalent silver ("AuEq" — estimated by Minefinders based upon a 1:63 gold:silver ratio), or $86 per ounce gold life of mine average net of silver credits (using $7.50 per ounce silver), and total cash costs (inclusive of all concession and royalty payments) of $238 per ounce AuEq;*

  •
  pre-tax cash flow having an estimated undiscounted net present value (NPV) of $389.1 million* and an internal rate of return (IRR) of 28.9%*; and

  •
  payback of capital costs in 3.2 years*.

*Based on an assumed gold price of US$475 per oz. and silver price of $7.50 per oz. and average gold grade of 0.84 g/t and silver grade of 44.5 g/t.

Summary of project production estimates (based on February 2006 mine plan, as reported in the Kappes Cassiday bankable feasibility study)

        The 18,000 tpd mine plan estimates production of 72.5 million tonnes of proven and probable ore reserves at an average grade of 0.84 g/t gold and 44.5 g/t silver, with a strip ratio of 3.7:1, and a cut-off grade of approximately 0.3 grams of gold per tonne (g/t). The mine would place approximately 1.95 million ounces of gold and 103.6 million ounces of silver on the heap leach pad and recover 1.444 million ounces of gold and 53.2 million ounces of silver (2.29 million ounces "AuEq") over a 12 year mine life.

Table I. Proven and probable reserves

Category (000s)	Tonnes	Gold g/t	Silver g/t	Gold oz	Silver oz	AuEq oz*
Proven	43,678	0.88	45.44	1,235,738	63,809,015	2,248,580
Probable	28,795	0.78	42.96	722,092	39,770,617	1,353,372
Proven & Probable	72,473	0.84	44.46	1,957,830	103,579,632	3,601,952

Some numbers may not match due to rounding.

*Minefinders has calculated gold-equivalent assuming 63 ounces of silver equals one ounce of gold.

        The total audited measured and indicated resources for the Dolores Project (which include the mineral reserves), based on the resource block model completed in October 2004, are 2.65 million ounces of gold and 128.2 million ounces of silver, contained in 101 million tones grading 0.84 g/t gold and 40.8 g/t silver, at a cutoff grade of 0.3g/t AuEq (see Table II, below).

        An additional 668,000 ounces of gold and 24.5 million ounces of silver, contained in 28.1 million tonnes, are classified as "inferred resources" (see news release dated December 6, 2004 and SEDAR filings for NI 43-101 technical reports).

Table II. Measured and indicated resources

Category (000s)	Tonnes	Gold g/t	Silver g/t	AuEq g/t	Gold oz	Silver oz	AuEq oz*
Measured	53,413	0.89	43.7	1.48	1,485,000	72,599,000	2,637,365
Indicated	47,652	0.78	37.5	1.28	1,161,000	55,580,000	2,043,222
Total	101,065	0.84	40.8	1.34	2,646,000	128,179,000	4,680,587

Some numbers may not match due to rounding.

*
Minefinders has calculated gold-equivalent assuming 63 ounces of silver equals one ounce of gold.

        Detailed information regarding cutoff grades and other information and assumptions is available in the "Technical Report For the Dolores Heap Leach Project in Mexico" dated April 11, 2006 and available on SEDAR.

Subsequent technical report for the Dolores Project

        In April, 2006, we completed an internal update of the resource model (see news release dated April 25, 2006, filed on SEDAR on May 1, 2006, and the SEDAR filings for NI 43-101 technical reports) that incorporated all drilling results completed through 2005. This revised resource model estimated 118 million tonnes grading 0.80 g/t gold and 39.1 g/t silver in the measured and indicated categories. In July 2006, we updated our estimated reserve base (reported in a news release July 25, 2006 and available on SEDAR), to 2.45 million ounces of gold and 127.9 million ounces of silver. The new reserves are contained in 100.2 million tonnes of proven and probable reserves having an average diluted grade of 0.76 g/t gold and 39.7 g/t silver, using a 0.3 g/t AuEq cutoff grade, as determined by an updated, fully-engineered pit plan completed internally. We filed a technical report on the mineral reserve update on September 7, 2006, which is available on SEDAR.

        In the technical report we reported that the fully-diluted reserves at the Dolores Project have been re-calculated taking into account a new pit plan and based upon the optimized bankable Dolores feasibility study reported on February 27, 2006, the revised resource estimates reported in the April 25, 2006 news release, and an assumed base case gold price of U.S. $400/oz and silver price of U.S. $7/oz. The proven and probable reserves increased to 2.45 million ounces of gold and 127.9 million ounces of silver (or 4.48 million ounces of gold equivalent using the feasibility study silver/gold ratio of 63:1). This represents an increase of 24.9% in contained gold reserves and an increase of 23.5% in contained silver reserves over the February 2006 feasibility production estimates. Tench Page, M.Sc., VP Exploration of Minefinders, and Shaun Ball, M.Sc., mining engineer for Minefinders, were the principal preparers of the Technical Report on the mineral reserve update. Mark H. Bailey, M.Sc., P.Geo., was the qualified person, as defined in NI 43-101, with overall responsibility for the technical report and all Minefinders reporting.

        The pit and haul road design optimization will continue throughout the construction period and the economic model will be updated again prior to production start-up to include the most current costs and data.

        Updated Dolores Project open pit reserves details (September 2006, as reported in the technical report on the mineral reserve update)

        Table III below shows updated proven and probable reserves contained within the pit at a cutoff of 0.3 g/t AuEq:

Table III. Proven and probable reserves at a cutoff of 0.3 g/t AuEq (fully diluted)

Category (000s)	Tonnes	Gold g/t	Silver g/t	AuEq g/t	Gold oz	Silver oz	AuEq* oz
Proven (58%)	57,916	0.80	40.9	1.45	1,491,833	76,129,461	2,700,237
Probable (42%)	42,292	0.70	38.1	1.30	953,963	51,743,653	1,775,291
Proven & Probable	100,208	0.76	39.7	1.39	2,445,796	127,873,114	4,475,528

Some numbers may not match due to rounding.

*
Minefinders has calculated gold-equivalent assuming 63 ounces of silver equals one ounce of gold.

Updated Dolores project gold and silver resources

        The total measured and indicated resources used for estimation of the mineral reserves at Dolores are based on the revised resource block model (see news release dated April 25, 2006, filed on SEDAR on May 1, 2006, and SEDAR filings for NI 43-101 technical reports) that incorporates data from all drilling up through the end of 2005, and is currently estimated at 3.06 million ounces of gold and 149 million ounces of silver, as shown in Table IV below:

Table IV. Measured and indicated resources

Category (000s)	Tonnes	Gold g/t	Silver g/t	AuEq g/t	Gold oz	Silver oz	AuEq* oz
Measured (52%)	61,660	0.86	42.1	1.53	1,702,000	83,361,000	3,025,190
Indicated (48%)	56,750	0.75	35.9	1.32	1,360,000	65,479,000	2,399,349
Total	118,410	0.80	39.1	1.43	3,062,000	148,840,000	5,423,540

Some numbers may not match due to rounding.

*
Minefinders has calculated gold-equivalent assuming 63 ounces of silver equals one ounce of gold.

        An additional 667,000 ounces of gold and 27.7 million ounces of silver, contained in 33.8 million tonnes (at average grades of 0.61 gpt gold and 25.5 gpt silver), remain classified as "inferred resources."

        Additional information on the updated open-pit reserves, the updated resources and other information and assumptions can be found in the "Technical Report on the Mineral Reserve update for the Dolores Property" dated September 7, 2006 and available on SEDAR.

Northern Sonora properties

        Although these properties are not currently material to us, we consider some of our Northern Sonora properties to be worthy of future exploration expenditures and have been conducting, and will continue to conduct, exploration work in Northern Sonora. All our Northern Sonora mining concessions are in good standing. To our knowledge, our Northern Sonora properties are not subject to any material environmental liabilities.

        Our Northern Sonora properties are located in the northern part of Sonora State, Mexico. They comprise twelve mineral concessions encompassing an area of approximately 19,343 hectares. We have obtained all required permits and surface rights to conduct exploration drilling on three of our Northern Sonora properties, the La Bolsa, Real Viejo and Planchas de Plata projects, through the next several exploration programs.

        We completed the first phase exploration drilling program on the La Bolsa project in 1996 which led to the discovery and mineralized deposit estimation of up to 122,000 ounces gold equivalent. Subsequently, we received ecological permitting to drill an additional 150 holes on this property. Access road preparation and drill pad construction commenced upon approval of the permit. A second phase drilling program began in May 1998 and was completed in August 1998. Results from this drilling included 26 mineralized holes from the 28 holes drilled to extend the La Bolsa project. A revised, non-NI 43-101 compliant resource estimate prepared by us, utilizing polygonal methods, tabulated 8.3 million tons, grading .025 opt gold and.254 opt silver, containing 208,000 ounces of gold and 2.1 million ounces of silver, at a .01 opt cut-off grade. Additional work on the resource area was carried out in 2003 to bring the La Bolsa project closer to the feasibility study stage. The drilling program completed in 2003 included the drilling of 23 core holes for 2,085 metres, and 11 RC holes for 1,838 metres. In 2004, an additional 15 core holes totaling 1,418 metres were drilled.

        Beginning in 2004, drill programs were initiated on both the Real Viejo and Planchas de Plata silver projects. Through the end of 2005 a total of 38 holes (22 RC and 16 core, totaling 4,924 meters) were completed at Real Viejo, and a total of 64 holes (6 RC and 58 core, totaling 9,217 meters) were completed at Planchas de Plata. Both programs encountered significant silver mineralization and additional work has been pursued in 2006. A comprehensive ground geophysical program covering the Planchas de Plata project was completed in July of 2006 and a 5,000 meter drilling program commenced in October to follow-up on previous drill success and test adjacent geophysical anomalies.

        Our current planned exploration budget for the Real Viejo and Planchas de Plata silver projects in 2006-07 amounts to approximately $1.5 million.

Other properties

        We also have interests in a number of other properties. We have maintained our interest in the Gutsy/Buckskin Mountain Properties in Nevada, U.S.A. and in a 2% royalty interest at the Dubuisson Property in Val d'Or, Quebec (which is not in production).

The offering

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the sections of this prospectus entitled "Description of notes" and "Description of share capital."

Issuer	Minefinders Corporation Ltd.
Securities offered	US$85,000,000 principal amount of 4.50% Senior Convertible Notes due December 15, 2011.
Maturity	December 15, 2011.
Interest	4.50% per annum. Interest on the notes will accrue from October 24, 2006. Interest will be payable semiannually in arrears on June 15, and December 15 of each year, beginning June 15, 2007.
Conversion rights
Holders may convert notes into common shares at the applicable conversion rate, prior to the close of business on the business day immediately preceding the maturity date, in multiples of US$1,000 principal amount. The initial conversion rate for the notes is 91.9118 common shares per US$1,000 principal amount of notes (equal to a conversion price of approximately US$10.88 per share), subject to adjustment.
Upon conversion, we will have the option to deliver cash, common shares or a combination of cash and common shares.

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such corporate transactions by a number of additional common shares as described under "Description of notes — Conversion rights — Adjustments to shares delivered upon conversion upon certain fundamental changes."

Holders will not receive any additional cash payment or additional shares representing accrued and unpaid interest and additional interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed paid by the common shares and cash, if any, issued to the holder upon conversion.
Fundamental change
If we undergo a fundamental change as defined in this prospectus, we will be required to offer to purchase all of the outstanding notes at a price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, up to, but excluding, the fundamental change repurchase date, subject to certain exceptions. We will pay cash for all notes so repurchased.
Redemption for Tax Reasons
In the event of certain changes to the laws governing Canadian withholding taxes, we will have the option to redeem, in whole but not in part, the notes for a purchase price equal to 100% of the principal amount of the notes to be purchased plus any accrued and unpaid interest, including any additional interest, up to, but excluding, the repurchase date but without reduction for applicable Canadian taxes (except in respect of certain excluded holders). Upon our giving a notice of redemption, a holder may elect not to have its notes redeemed, in which case such holder would not be entitled to receive the additional amounts referred to in "— Additional amounts" below after the redemption date.

Additional Amount
All payments made by us with respect to the notes will be made without withholding or deduction for Canadian taxes unless we are legally required to do so, in which case we will pay such additional amounts as may be necessary so that the net amount received by holders of the notes (other than certain excluded holders) after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction.
Events of default
If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.
Ranking
The notes will rank equally in right of payment with all of our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness.
Registration Rights
At the time of our initial sale of the notes, we entered into a registration rights agreement with the initial purchaser of the notes pursuant to which we agreed to file a shelf registration statement under the Securities Act relating to the resale of the notes and the common shares issuable upon conversion thereof. If the registration statement was not filed within 30 days of issuance of the notes (90 days if we are not eligible to file a registration statement on Form F-10 at that time) or has not become effective within 60 days of issuance of the notes (180 days if we were not eligible to file registration statement on Form F-10 at that time), we will be required to pay additional interest to holders of the notes.
Use of proceeds	Neither the sale of any notes by any holder thereof nor the issue of any underlying shares will result in any proceeds to us.
Book-entry form
The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.
The PORTAL Market	The notes are eligible for trading by qualified institutional investors on The PORTAL Market. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange.
American Stock Exchange and Toronto Stock Exchange symbols for our common shares	Our common shares are listed on the American Stock Exchange under the symbol "MFN" and on the Toronto Stock Exchange under the symbol "MFL."

U.S. and Canadian Federal Income Tax considerations
The notes and common shares issuable upon conversion of the notes will be subject to special and complex tax rules. Holders are urged to consult their own tax advisors with respect to the U.S. and Canadian federal, state, provincial, local and foreign tax consequences of purchasing, owning and disposing of the notes and the common shares issuable upon conversion of the notes. See "Income tax considerations."

Potential investors that are U.S. taxpayers should be aware that we believe we are currently a "passive foreign investment company," or PFIC, and we expect to be a PFIC for all taxable years prior to the time our Dolores Project is in production. For more information on tax considerations related to our PFIC status see "Income tax considerations — Certain U.S. federal income tax considerations."
Risk Factors	See "Risk factors" in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

        Our securities should be considered a speculative investment due to the nature of our business. Prospective investors should carefully consider all of the information disclosed in this prospectus, including all documents incorporated by reference and, in particular, the risk factors under the heading "Risk factors" contained in the Revised Annual Information Form incorporated herein by reference, prior to making an investment in our securities. Such risk factors could materially affect our business, financial condition or results of operations and could cause actual events to differ materially from those described in forward-looking statements relating to us. In that event, the market price of our securities could decline and an investor could lose all or part of their investment. These risks include but are not limited to risks set forth below.

Risks relating to our company

We have no revenue from operations and no ongoing mining operations of any kind.

        We are a mineral exploration company and have no revenue from operations and no ongoing mining operations of any kind. Other than our Dolores Project, our properties are in the exploration stage, and we have not defined or delineated any proven or probable reserves on any of our properties. Mineral exploration involves significant risk because few properties that are explored contain bodies of ore that would be commercially economic to develop into producing mines. If our current exploration programs do not result in the discovery of commercial ore, we may need to write-off part or all of our investment in our existing properties and we will be required to acquire additional properties. The determination of whether any mineral deposits on our properties are economic is affected by numerous factors beyond our control. These factors include:

  •
  the metallurgy of the mineralization forming the mineral deposit;

  •
  market fluctuations for metal prices;

  •
  the proximity and capacity of natural resource markets and processing equipment; and

  •
  government regulations governing prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

We have no history of producing metals from our mineral exploration properties and there can be no assurance that we will successfully establish mining operations or profitably produce precious metals.

        We have no history of producing metals from our current portfolio of mineral exploration properties. Most of our properties are in the early development or exploration stage. Only our Dolores Project is currently under development, and production there will be subject to completing construction of the mine, processing plants, roads, and other related works and infrastructure. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises including:

  •
  the timing and cost, which can be considerable, of the construction of mining and processing facilities;

  •
  the availability and costs of skilled labor and mining equipment;

  •
  the availability and cost of appropriate smelting and/or refining arrangements;

  •
  compliance with environmental and other governmental approval and permit requirements;

  •
  the availability of funds to finance construction and development activities;

  •
  potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and

  •
  potential increases in construction and operating costs due to changes in the cost of fuel, power, materials and supplies.

        The costs, timing and complexities of mine construction and development are increased by the remote location of our mining properties, including the Dolores Project. It is common in new mining operations to experience unexpected problems and delays during construction, development and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, we cannot assure you that our activities will result in profitable mining operations or that we will successfully establish mining operations or profitably produce metals at any of our properties.

Our inability to successfully negotiate agreements with Ejido Huizopa or its members could impair or impede our ability to successfully bring the Dolores Project to production.

        The members of the local commune, Ejido Huizopa, are local inhabitants who have rights to conduct agricultural activities on property which includes and surrounds the area where the Dolores Project is located. In order for us to bring the Dolores Project to production we need to have satisfactory arrangements in place with the Ejido and its members for access and surface disturbances. We have negotiated surface rights agreements with the Ejido and certain individual members of the Ejido for access and the right to conduct activities on the property including all mining operations that may occur on these lands as a result of our exploration activities, and are presently negotiating with the Ejido and some of its members matters pertaining to certain long-term solutions for the relocation of individual members of the Ejido. Our inability to successfully negotiate this and other agreements with the Ejido or its members, could impair or impede our ability to successfully mine the properties.

We may not have sufficient funds to develop our mineral properties or to complete further exploration programs.

        We have limited financial resources. We had working capital of approximately $95.1 million at June 30, 2006, and $32.3 million at December 31, 2005. At June 30, 2006, we had cash and cash equivalents of $97.4 million and $32.4 million at December 31, 2005. We intend to fund our immediate plan of operations from working capital, the proceeds of this offering and revenue from production at the Dolores Project. Our ability to continue our future exploration and development activities, if any, will depend in part on our ability to commence production and generate material revenues from production at the Dolores Project or to obtain additional external financing. The sources of external financing that we may use for these purposes include public or private offerings of equity and debt. In addition, we may enter into one or more strategic alliances or joint ventures, or may decide to sell certain property interests, and may utilize one or a combination of all of these alternatives. The financing alternative chosen by us may not be available to us on acceptable terms, or at all. If additional financing is not available, we may have to postpone the development of, or sell, properties.

        There can be no assurance that we will commence production on any of our projects or generate sufficient revenues to meet our obligations as they become due or obtain necessary financing on acceptable terms, if at all. Our failure to meet our ongoing obligations on a timely basis could result in the loss or substantial dilution of our interests (as existing or as proposed to be acquired) in our properties. In addition, should we incur significant losses in future periods, we may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different than those included in this prospectus.

There are differences in U.S. and Canadian practices for reporting reserves and resources.

        Our reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices. These practices are different from the practices used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred resources, which are not permitted in disclosure filed with the SEC by United States Issuers. In the United States, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, "inferred resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however, the SEC only permits issuers to report "resources" as in place tonnage and grade without reference to unit measures.

        Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this prospectus, or in the documents incorporated herein by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

Actual capital costs, operating costs, production and economic returns may differ significantly from those we have anticipated and there are no assurances that our development activities will result in profitable mining operations.

        We have estimated operating and capital costs for Dolores based on information available to us and believe that these estimates are accurate. However, recently, costs for labor, regulatory compliance, energy, mine and plant equipment and materials needed for mine development and construction have increased significantly industry-wide. In light of these factors, actual costs related to mine development and construction may exceed our estimates.

        We do not have an operating history upon which we can base estimates of future operating costs related to the Dolores Project, and we intend to rely upon the economic feasibility of the project and estimates contained therein. Studies derive estimates of cash operating costs based upon, among other things:

  •
  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

  •
  anticipated recovery rates of gold and other metals from the ore;

  •
  cash operating costs of comparable facilities and equipment; and

  •
  anticipated climatic conditions.

        Capital and operating costs, production and economic returns, and other estimates contained in feasibility studies may differ significantly from actual costs, and there can be no assurance that our actual capital and operating costs will not be higher than currently anticipated or disclosed.

        In addition, our calculations of cash costs and cash cost per ounce may differ from similarly titled measures of other companies and are not intended to be an indicator of projected operating profit.

The figures for our reserves and resources are estimates based on interpretation and assumptions and may yield less mineral production under actual conditions than is currently estimated.

        Unless otherwise indicated, mineralization figures presented in this prospectus and in our filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and our internal geologist. When making determinations about whether to advance any of our projects to development, we must rely upon such estimated calculations as to the mineral reserves and grades of mineralization on our properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

        These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. We cannot assure you that:

  •
  these estimates will be accurate;

  •
  reserve, resource or other mineralization estimates will be accurate; or

  •
  this mineralization can be mined or processed profitably.

        Any material changes in mineral reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital.

        Because we have not completed mine construction at our Dolores Project and have not commenced actual production on any of our properties, mineralization estimates, including reserve and resource estimates, for our properties may require adjustments or downward revisions based upon actual production experience. In addition, the grade of ore ultimately mined, if any, may differ from that indicated by our feasibility studies and drill results. There can be no assurance that minerals recovered in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

        The resource estimates contained in this prospectus have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold and silver may render portions of our mineralization, reserve and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of our Dolores and other projects. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations or financial condition.

        Some of our properties, including our Northern Sonora properties, are in the exploration stage, which means that we have not established the presence of any proven and probable reserves. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves on these properties. We cannot assure you that mineral recovery rates achieved in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

Changes in the market price of gold, silver and other metals, which in the past has fluctuated widely, will affect the profitability of our operations and financial condition.

        Our profitability and long-term viability depend, in large part, upon the market price of gold and other metals and minerals produced from our mineral properties. The market price of gold and other metals is volatile and is impacted by numerous factors beyond our control, including:

  •
  expectations with respect to the rate of inflation;

  •
  the relative strength of the U.S. dollar and certain other currencies;

  •
  interest rates;

  •
  global or regional political or economic conditions;

  •
  supply and demand for jewelry and industrial products containing metals; and

  •
  sales by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

        We cannot predict the effect of these factors on metal prices. Gold and silver prices have fluctuated during the last several years. Gold closed at $624.40 per ounce on November 13, 2006. The price of gold was $513 per ounce at December 31, 2005, and in the first three quarters of 2006 has had a high of $725 and a low of $524.75. The price of silver also improved from $8.83 per ounce at December 31, 2005 to a high of $14.94, with a low of $8.83, in the first three quarters of 2006. On November 13, 2006, the London pm fix price for gold was $628.50 per ounce and for silver was $12.86 per ounce. Historically, gold prices ranged from $536.50 to $411.10 per ounce in 2005 and from $454.20 to $375.00 per ounce in 2004; and silver prices have ranged from $9.22 to $6.39 per ounce in 2005 and from $8.29 to $5.49 per ounce in 2004. A decrease in the market price of gold and other metals could affect the commercial viability of our Dolores project and our anticipated development and production assumptions. Lower gold prices could also adversely affect our ability to finance future development at Dolores and the exploration and development of our other mineral properties, all of which would have a material adverse effect on our financial condition and results of operations. There can be no assurance that the market price of gold and other metals will remain at current levels or that such prices will improve.

Changes in international exchange rates can affect our financial performance and forecasts.

        Gold is priced in U.S. dollars, but our Dolores Project is located in Mexico, which results in revenues in U.S. dollars and costs priced in Mexican pesos. If the Mexican peso strengthens against the U.S. dollar, our cost structure would be impacted (after translating into U.S. dollars) driving up our costs, while revenues would remain the same in U.S. dollar terms. We are also exposed to the Canadian dollar. As a result, our financial performance and forecasts can be significantly impacted by changes in international exchange rates.

Mining is inherently dangerous and subject to conditions or events beyond our control, which could have a material adverse effect on our business.

        Mining involves various types of risks and hazards, including:

  •
  environmental hazards;

  •
  power outages;

  •
  metallurgical and other processing problems;

  •
  unusual or unexpected geological formations;

  •
  structural cave-ins or slides;

  •
  flooding, fire, explosions, cave-ins, landslides and rock-bursts;

  •
  inability to obtain suitable or adequate machinery, equipment, or labor;

  •
  metals losses; and

  •
  periodic interruptions due to inclement or hazardous weather conditions.

        These risks could result in damage to, or destruction of, mineral properties, production facilities or other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. We may not be able to obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to us or to other companies within the mining industry. We may suffer a material adverse effect on our business if we incur losses related to any significant events that are not covered by our insurance policies.

We are subject to significant governmental regulations.

        Our primary properties, operations and exploration and development activities are in Mexico and are subject to extensive federal, state, provincial, territorial and local laws and regulations governing various matters, including:

  •
  environmental protection;

  •
  management and use of toxic substances and explosives;

  •
  management of natural resources;

  •
  exploration, development of mines, production and post-closure reclamation;

  •
  exports controls;

  •
  price controls;

  •
  regulations concerning business dealings with native groups;

  •
  labor standards and occupational health and safety, including mine safety; and

  •
  historic and cultural preservation.

        Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in us incurring significant expenditures. We may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of our operations and delays in the development of our properties.

Our primary properties, including our Dolores Project, are located in Mexico, which may be subject to political, economic, and regulatory instability, factors which may adversely affect our business.

        Most of our activities occur in Mexico and our business may be affected by possible political, economic, or regulatory instability in this country. The risks include, but are not limited to, political instability and violence, terrorism, military repression, extreme fluctuations in currency exchange rates, labor unrest, changing fiscal regions, changes to royalty and tax regions, uncertainty regarding enforceability of contractual rights and judgments, and high rates of inflation. Changes in resource development or investment policies or shifts in political attitude in Mexico, or in the United States (where we have secondary property interests), may adversely affect our business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be predicted.

We require further permits in order to conduct our current and anticipated future operations, and delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that we have obtained, would adversely affect our business.

        Our current and anticipated future operations, including further exploration, development activities and commencement of production on our mineral properties, require permits from various governmental authorities. We cannot assure you that all permits that we require for our operations, including any construction of mining facilities or conduct of mining, will be obtainable or renewable on reasonable terms, or at all. Delays or a failure to obtain such required permits, or the expiry, revocation or failure by us to comply with the terms of any such permits that we have obtained, would adversely affect our business.

Our activities are subject to environmental laws and regulations that may increase our costs of doing business and restrict our operations.

        All of our exploration and potential development and production activities are in Mexico and the United States and are subject to regulation by governmental agencies under various environmental laws. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Environmental legislation in many countries is evolving and the trend has been towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on our Dolores Project or some portion of our business, causing us to re-evaluate those activities at that time.

Land reclamation requirements for our exploration properties may be burdensome.

        Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

        Reclamation may include requirements to:

  •
  control dispersion of potentially deleterious effluents; and

  •
  reasonably re-establish pre-disturbance land forms and vegetation.

        In order to carry out reclamation obligations imposed on us in connection with our exploration and potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We have set up a provision for our reclamation obligations at the Dolores Project, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We intend to implement an ongoing reclamation plan in conjunction with our development and operation of the Dolores Project and we may be required to fund additional work during the course of our mining activities.

        In connection with our plans to develop our Dolores Project, we set up a plan and provision for reclamation work to actively remediate the property during operation of our planned mine.

        We have estimated expenditures to carry out this work as part of our overall development plan. There can be no assurance, however, that we will not be required to fund additional reclamation work at Dolores or other sites which could have a material adverse effect on our financial position.

We may experience difficulty attracting and retaining qualified management to meet the needs of our anticipated growth, and the failure to manage our growth effectively could have a material adverse effect on our business and financial condition.

        We are dependent on the services of key executives including Mark Bailey, our Chief Executive Officer, Tench Page, our Vice President of Exploration, and other highly skilled and experienced executives and personnel focused on bringing our Dolores Project into production and managing our interests and on-going exploration programs on our other properties. Our management is also responsible for the identification of new opportunities for growth and funding. Due to our relatively small size, the loss of these persons or our inability to attract and retain additional highly skilled employees required for our development activities may have a material adverse effect on our business or future operations. In particular, we have not yet hired a process manager or technical services manager for our Dolores Project. The failure to hire qualified people for these positions could adversely affect operations of the Dolores Project. We do not maintain key-man life insurance on any of our key management employees.

Our mineral properties may be subject to prior unregistered agreements, transfers or claims and other defects in title.

        We own, lease or have under option, unpatented and patented mining claims, mineral claims or concessions which constitute our property holdings. The ownership and validity, or title, of unpatented mining claims and concessions are often uncertain and may be contested. We also may not have, or may not be able to obtain, all necessary surface rights to develop a property. We cannot guarantee that title to our properties will not be challenged. Title insurance is generally not available for mineral properties and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. We may incur significant costs related to defending the title to our properties. A successful claim contesting our title to a property will cause us to lose our rights to explore and, if warranted, develop that property. This could result in our not being compensated for our prior expenditures relating to the property.

We have a history of losses and may incur losses in the future.

        We have incurred losses since our inception and may incur net losses in the future. We incurred the following losses during each of the following periods:

  •
  $4.5 million for the six month period ended June 30, 2006;

  •
  $4.4 million for the year ended December 31, 2005; and

  •
  $2.8 million for the year ended December 31, 2004.

        We had an accumulated deficit of $21.8 million as of December 31, 2005, and an accumulated deficit of $26.3 million as of June 30, 2006.

        We expect to continue to incur losses unless and until such time as the Dolores mine enters into commercial production and generates sufficient revenues to fund continuing operations. We have committed and plan to continue to commit substantial capital and other resources to the development and construction of the Dolores mine. The amount and timing of future expenditures will depend on a number of factors, including the progress of ongoing development and construction, the rate at which operating losses are incurred, the timing of construction, the commercial viability of production and other factors, some of which are beyond our control. We cannot assure you that we will ever achieve profitability.

Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

        The mining industry is intensely competitive. Significant competition exists for the acquisition of properties producing, or capable of producing, gold or other metals. We may be at a competitive disadvantage in acquiring additional mining properties because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than us. We may also encounter increasing competition from other mining companies in our efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

Certain of our officers and directors may be or become associated with other natural resource companies that acquire interests in mineral properties which may give rise to conflicts of interests.

        Mark H. Bailey, our Chief Executive Officer, President, and a director, is President of Mark H. Bailey & Associates LLC, Consulting Geologists, located in Reno, Nevada and is a director of other publicly listed natural resource companies. Bailey Associates' clients do not directly compete with us for properties, financing, equipment, or personnel. Any conflicts that may arise will be dealt with as disclosed below.

        Tench C. Page, our Vice President, Exploration, is a principal of Sierra Timber and Gold Corp., a provider of geological consulting services, located in Reno, Nevada. Sierra Timber's clients do not directly compete with us for properties, financing, equipment or personnel. There are currently no conflicts of interest between Mr. Page serving as Vice President, Exploration, of the Company while continuing to act as principal of Sierra Timber. Any conflicts that may arise will be dealt with as disclosed below.

        Paul C. MacNeill, our Corporate Secretary and a director, is a securities lawyer, with other clients involved in mineral exploration and development, and is a director and officer of other publicly listed natural resource companies. Mr. MacNeill is also the President of P. MacNeill Law Corporation, which provides legal services to us. None of Mr. MacNeill's exploration and development clients compete directly with us for properties, financing, equipment, or personnel. Any conflicts that may arise will be dealt with as disclosed below.

        Such associations may give rise to conflicts of interest from time to time. Our directors are required by law to act honestly and in good faith with a view to our best interest and to disclose any interest which they may have in any project or opportunity of the company. If a conflict of interest arises in a matter to be discussed at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter. In determining whether or not we will participate in any project or opportunity, the directors will primarily consider the degree of risk to which we may be exposed and our financial position at that time.

Risks relating to the notes

We may raise funds for future operations through the issuance of common shares or securities convertible into common shares and such financing may result in the dilution of present and prospective shareholdings.

        In order to finance future operations and development efforts, we may raise funds through the issuance of common shares or the issuance of securities convertible into common shares. We cannot predict the size of future issuances of common shares or the issuance of securities convertible into common shares or the effect, if any, that future issuances and sales of our common shares will have on the market price of our common shares. Any transaction involving the issuance of previously authorized but unissued shares, or securities convertible into shares, would result in dilution, possibly substantial, to present and prospective holders of shares.

We may incur substantially more debt or take other actions which may affect our ability to satisfy our obligations under the notes.

        We will not be restricted under the terms of the notes or the indenture from incurring additional indebtedness, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures. In addition, we are not restricted from repurchasing common shares by the terms of the notes.

We may not have the ability to repurchase the notes in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of notes, as required by the indenture governing the notes.

        We will be required to make an offer to repurchase the notes upon the occurrence of a fundamental change as described under "Description of notes." We may not have sufficient funds to repurchase the notes in cash or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms.

        A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness. Our ability to repurchase the notes in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the notes or pay cash in respect of conversions when required would result in an event of default with respect to the notes.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

        Upon the occurrence of a fundamental change, we will be required to make an offer to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to make an offer to repurchase the notes, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, we will have the option to deliver cash in lieu of some or all the common shares to be delivered upon conversion, the amount of cash to be delivered per note being calculated on the basis of average prices over a specified period, and you may receive less proceeds than expected.

        Upon conversion of the notes, we will have the option to deliver cash in lieu of some or all the common shares to be delivered upon conversion. As described below under "Description of notes — Conversion rights," the amount of cash to be delivered per note will be equal to the number of common shares in respect of which the cash payment is being made multiplied by the average of the daily volume-weighted average price of the common shares on the corresponding Bloomberg screen for the 10 trading days commencing one day after the date of our notice of election to deliver all or part of the conversion consideration in cash if we have not given notice of redemption or the conversion date, in the case of conversion following notice of redemption specifying our intention to deliver cash upon conversion. Accordingly, upon conversion of a note, holders might not receive any common shares and, if the above-referred prices decline over the 10-day period, they might receive less proceeds than expected.

        Our failure to convert the notes into cash or a combination of cash and common shares upon exercise of a holder's conversion right in accordance with the provisions of the indenture would constitute a default under the indenture. In addition, a default under the indenture could lead to a default under future agreements governing our indebtedness. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the notes.

The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction.

        If a specified corporate transaction that constitutes a fundamental change occurs, under certain circumstances we will increase the conversion rate by a number of additional common shares for notes converted in connection with such specified corporate transaction. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per common share in such transaction, as described below under "Description of notes — Conversion rights — Adjustments to shares delivered upon conversion upon certain fundamental changes." The adjustment to the conversion rate for notes converted in connection with a specified corporate transaction may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common shares in the transaction is greater than $34.00 per share or less than $8.00 (in each case, subject to adjustment), no adjustment will be made to the conversion rate.

The conversion rate of the notes may not be adjusted for all dilutive events.

        The conversion rate of the notes will be subject to adjustment for certain events, including, but not limited to, the issuance of share dividends on our common shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of share capital, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under "Description of notes." However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common shares for cash, that may adversely affect the trading price of the notes or the common shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all.

        There can be no assurance that a liquid market will develop or be maintained for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. Although the notes sold to qualified institutional buyers are eligible for trading in The PORTAL Market, we do not intend to list the notes on any national securities exchange. The initial purchaser advised us that it intends to make a market in the notes, but it has no obligation to do so and may cease its market-making at any time without notice. In addition, market making will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, or the Exchange Act, and may be limited during the pendency of any shelf registration statement or exchange offer. The liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by, among other things:

  •
  changes in the overall market for debt securities;

  •
  changes in our financial performance or prospects;

  •
  the prospects for companies in our industry generally;

  •
  the number of holders of the notes;

  •
  the interest of securities dealers in making a market for the notes; and

  •
  prevailing interest rates.

The notes may not be rated or may receive a lower rating than anticipated.

        We do not intend to seek a rating on the notes. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be harmed.

There are regulatory restrictions on your ability to resell the notes and the common shares.

        Unless the notes and the common shares issued upon conversion of the notes are sold pursuant to the shelf registration statement of which this prospectus is a part, you may transfer or resell the notes or the common shares only in a transaction exempt from registration under the Securities Act and applicable U.S. state securities laws. Although we are obligated to register resales of the notes and the common shares issuable upon the conversion of the notes under the Securities Act for a limited period, no assurance can be given as to the ability of holders to sell their notes or the common shares issuable upon conversion of the notes. Although we are required to register resales of the notes and the shares of our common shares issuable upon conversion of the notes, the registration statement may not be available to holders at all times. In addition, selling securityholders may be subject to certain restrictions and potential liability under the Securities Act. In addition, unless permitted under Canadian securities laws, the notes and common shares may not trade in Canada until a date that is four months and one day after the issuance of the notes.

If you hold notes, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

        If you hold notes, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares, other than extraordinary dividends that our board of directors designates as payable to the holders of the notes), but if you subsequently convert your notes into common shares, you will be subject to all changes affecting the common shares. You will have rights with respect to our common shares only if and when we deliver common shares to you upon conversion of your notes and, to a limited extent, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our constating documents requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of common shares to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common shares that result from such amendment.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

        Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, the common depository, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants' accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes.

        Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

We may not be able to refinance the notes if required or if we so desire.

        We may need or desire to refinance all or a portion of the notes or any other future indebtedness that we incur on or before the maturity of the notes. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

Risks Relating to our common shares

The price of our common shares, and therefore the price of the notes, may fluctuate significantly, which may make it difficult for holders to resell the notes or the common shares issuable upon conversion of the notes when desired or at attractive prices.

        The trading price of our common shares has been and may continue to be subject to wide fluctuations. Since the year ended December 31, 2005, the sale price of our common shares on The American Stock Exchange ranged from $5.31 to $10.19 per share, and the closing sale price on November 13, 2006 was $8.22 per share. Our share price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements on developments at our Dolores site or at our other properties, changes in gold and silver prices, the operating and share price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

        In addition, the share market in general, and prices for mining companies, have experienced volatility that often has been unrelated to the operating performance of such companies. These market and industry fluctuations may adversely affect the price of our shares, regardless of our operating performance. Because the notes are convertible into common shares, volatility or depressed prices of our common shares could have a similar effect on the trading price of our notes. Holders who receive common shares upon conversion also will be subject to the risk of volatility and depressed prices of our common shares. In addition, the existence of the notes may encourage short selling in our common shares by market participants because the conversion of the notes could depress the price of our common shares.

Sales of a significant number of our common shares in the public markets, or the perception of such sales, could depress the market price of our common shares and the notes.

        Sales of a substantial number of our common shares or other equity-related securities in the public markets could depress the market price of the notes, our common shares, or both, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common shares or other equity-related securities would have on the market price of our common shares or the value of the notes. The price of our common shares could be affected by possible sales of our common shares by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common shares. This hedging or arbitrage could, in turn, affect the market price of the notes.

We do not intend to pay any cash dividends in the foreseeable future.

        We have not declared or paid any dividends on our common shares since the date we were incorporated. We intend to retain earnings, if any, to finance the growth and development of our business and do not intend to pay cash dividends on the common shares in the foreseeable future. Any return on an investment in our common shares will come from the appreciation, if any, in the value of the common shares. The payment of future cash dividends, if any, will be reviewed periodically by our board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors. See "Dividend policy."

Additional Risks

We believe we are a "passive foreign investment company" under the U.S. Internal Revenue Code and if we are or become a "passive foreign investment company" there may be adverse U.S. tax consequences for investors in the United States.

        Potential investors that are U.S. taxpayers should be aware that we believe we are currently a "passive foreign investment company" under Section 1297(a) of the U.S. Internal Revenue Code (a "PFIC") and we expect to be a PFIC for all taxable years prior to the time the Dolores Project is in production. If we are or become a PFIC, any gain recognized on the sale of our common shares and any "excess distributions" (as specifically defined) paid on our common shares must be ratably allocated to each day in a U.S. taxpayer's holding period for the common shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer's holding period for the common shares generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

        If our Dolores mine is placed into production, we expect that we will not be a PFIC for the taxable year during which revenue is generated from the mine, and we expect that we will not be a PFIC for each subsequent taxable year thereafter. The determination of whether we will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether we will be a PFIC for any taxable year generally depends on our assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by us concerning our PFIC status or that we will not be a PFIC for any taxable year.

        Alternatively, a U.S. taxpayer that makes a timely and effective "QEF election" generally will be subject to U.S. federal income tax on such U.S. taxpayer's pro rata share of our "net capital gain" and "ordinary earnings" (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by us. U.S. taxpayers should be aware that we do not intend to satisfy record keeping requirements or to supply U.S. taxpayers with required information under the QEF rules in the event that we are a PFIC and a U.S. taxpayer wishes to make a QEF election. As a second alternative, a U.S. taxpayer may make a "mark-to-market election" if we are a PFIC and the common shares are "marketable stock" (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. taxpayer's adjusted tax basis in such common shares.

        A holder of a note may not make a QEF election that will apply to such note or to the common shares subject to the note if we are a PFIC at any time during the period that such holder holds the note. With respect to a U.S. Holder who holds a note, the holding period with respect to our common shares acquired upon conversion of such note shall include the period that the note was held. The general effect of these rules is that (a) under the special taxation rules for PFICs discussed above, excess distributions and gains realized on the disposition of shares received upon conversion of notes in a PFIC will be spread over the entire holding period for the notes and the common shares acquired thereby and (b) if a U.S. Holder makes a QEF election upon conversion of the notes and receipt of the common shares, that election generally will not be a timely QEF election with respect to such common shares and thus the special taxation rules with respect to PFICs discussed above will continue to apply. However, a U.S. Holder receiving common shares upon the conversion of a note generally will be eligible to make an effective QEF election as of the first day of the taxable year of such U.S. Holder beginning after the receipt of such common shares if such U.S. Holder also makes an election to recognize gain (which will be taxed under the PFIC rules) as if such common shares were sold on such date at fair market value. In addition, under the Treasury Regulations, a disposition, other than by exercise, of a note generally will be subject to the special taxation rules for PFICs discussed above. See "Income tax considerations — Certain U.S. federal income tax considerations."

Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against Minefinders, its directors, its executive officers and some of the experts named in this prospectus based on civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.

        We organized under the laws of the Province of Ontario and our principal executive office is located in the Province of Ontario. Many of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside of the United States. As a result, it may be difficult for investors in the United States or outside of Canada to bring an action against directors, officers or experts who are not resident in the United States or in the other jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the

United States or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or Minefinders. Please refer to additional information under the heading "Enforceability of Civil Liabilities" in this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

        We are a corporation organized under the laws of Ontario, Canada and most of our directors and officers are residents of Canada. In addition, a substantial majority of our assets is located outside the United States. As a result, it may be difficult for holders of notes to effect service of process within the United States upon our directors or officers who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors or officers under U.S. federal securities laws. We have been advised by Stikeman Elliott LLP, our Canadian counsel, that a judgment predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is doubt whether an action could be brought successfully in Canada in the first instance on the basis of liability predicated solely upon such laws.

EXCHANGE RATE INFORMATION

        Effective January 1, 2004, we adopted the U.S. dollar as our reporting currency, and restated our financial statements for 2002 and 2003 as if the U.S. dollar had always been the reporting currency. Unless stated otherwise or the context otherwise requires, all references to dollar amounts in this prospectus are to U.S. dollars. The exchange rates for the U.S. dollar in terms of Canadian dollars for each of the periods indicated, such rates being the noon buying rates in New York City for cable transfers payable in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York, were as follows:

For the month of	High	Low
October 2006	1.1384	1.1154
September 2006	1.1272	1.1052
August 2006	1.1312	1.1066
July 2006	1.1415	1.1112
June 2006	1.1241	1.0991
May 2006	1.1232	1.0989
April 2006	1.1718	1.1203
For the year ended	Average
December 31, 2005	1.2083
December 31, 2004	1.2984
December 31, 2003	1.3916
December 31, 2002	1.5702
December 31, 2001	1.5552

        On November 13, 2006, the exchange rate of Canadian dollars into United States dollars, based upon the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York, was US$1.00 equals Cdn$1.1377.

USE OF PROCEEDS

        The selling securityholders will receive the net proceeds from the sale of the notes and the underlying common shares sold under this prospectus. Neither the sale of any notes by any holders thereof nor the issuance or sale of any underlying shares will result in any proceeds to us.

        We received net proceeds of approximately US$81.65 million from the sale of the notes to the initial purchaser on October 24, 2006.

PRICE RANGE AND TRADING VOLUME

        Our common shares are listed for trading on the TSX under the trading symbol "MFL" and AMEX under the trading symbol "MFN." The following tables set out the market price range and trading volumes of our common shares on the TSX and AMEX for the periods indicated.

	Toronto Stock Exchange				American Stock Exchange
	High	Low	Close	Volume	High	Low	Close	Volume
	(prices in Canadian dollars)				(prices in U.S. dollars)
2005
Q1
January	$8.80	$7.55	$8.49	2,078,400	$7.14	$6.11	$6.83	436,700
February	9.55	8.00	8.84	2,051,900	7.80	6.37	7.22	289,900
March	9.45	7.50	8.09	1,875,500	7.81	6.14	6.68	466,700
Q2
April	8.04	6.98	7.50	1,185,800	6.75	5.60	5.87	283,500
May	7.64	6.40	6.71	1,275,400	6.10	5.05	5.38	447,900
June	7.45	5.21	5.70	3,959,700	5.99	4.27	4.62	823,400
Q3
July	5.89	5.00	5.13	1,486,500	4.84	4.05	4.18	765,000
August	5.20	4.26	4.40	1,435,800	4.29	3.62	3.74	761,500
September	6.50	4.25	5.65	5,367,600	5.46	3.55	4.88	1,160,200
Q4
October	6.19	5.39	5.88	1,216,100	5.30	4.57	4.97	628,800
November	6.60	5.29	6.00	908,900	5.50	4.50	5.12	454,700
December	6.80	5.53	5.90	3,029,500	5.91	4.80	5.14	1,142,000
2006
Q1
January	8.38	6.70	8.18	4,588,274	7.45	5.31	7.01	1,533,500
February	10.00	7.26	9.20	7,112,391	8.75	6.23	8.09	2,147,800
March	9.60	8.33	9.00	5,533,940	8.63	7.00	7.72	1,963,400
Q2
April	10.90	8.44	10.30	10,131,578	9.75	7.01	9.50	3,223,800
May	10.40	8.41	8.45	6,157,009	9.69	7.10	7.69	2,976,700
June	9.09	7.40	9.09	2,979,480	8.29	6.51	8.17	1,526,300
Q3
July	9.63	8.61	9.25	1,148,763	8.60	7.43	8.19	651,700
August	10.80	9.10	10.80	2,790,061	10.01	8.02	9.88	1,006,200
September	11.07	9.50	10.21	3,357,543	10.19	8.35	9.12	1,219,600
Q4
October	10.45	8.51	8.51	5,217,831	9.30	7.44	7.53	5,231,000

        On November 13, 2006, the closing price of our common shares on the TSX was Cdn$9.38 per common share. On November 13, 2006, the closing price of our common shares on AMEX was US$8.22 per common share.

DIVIDEND POLICY

        We have not declared or paid any dividends on our common shares since our date of incorporation. We intend to retain our earnings, if any, to finance the growth and development of our business and do not expect to pay dividends or to make any other distributions in the near future. Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

CHANGES TO CONSOLIDATED CAPITALIZATION

        Since December 31, 2005, the following changes have occurred to our capital, on a consolidated basis:

  •
  in October 2006, we realized approximately US$81.65 million from the sale of the notes to the initial purchaser;

  •
  in April 2006, we realized approximately US$78 million from the issue of 11,000,000 common shares;

  •
  since December 31, 2005 we have become obligated under contracts for engineering and procurement services relating to mine construction and for the delivery of mining equipment.

        The estimated amount of the obligations is $72,696,000 of which $2,375,000 was advanced in the six-month period ended June 30, 2006. The remainder of these obligations, together with various lease obligations and property payments outstanding, are expected to be paid as follows:

Year	Dolores project		Property payments	Office leases	Total
	US$(in thousands)
2006		$68,385	$120	$209	$68,714
2007		$1,936	$120	$170	$2,226
2008	$	NIL	$20	$116	$136

Total		$70,321	$260	$495	$71,076

CAPITALIZATION

        The following table summarizes our consolidated cash and cash equivalents and capitalization as of June 30, 2006:

  •
  on an actual basis

  •
  on an adjusted basis to reflect the net proceeds received from the issuance of the notes as described in "Use of proceeds."

        You should read this table in conjunction with our consolidated financial statements and other financial data, which are incorporated by reference in this prospectus.

Capitalization
(Unaudited)

	As of June 30, 2006
	Actual	Adjusted
	US$ (in thousands)
Cash and cash equivalents	97,427	179,077

Long-term liabilities
4.5% senior notes(1)	—	54,408
Other long-term liabilities	213	213

Total long-term liabilities	213	54,621
Shareholders' equity:
Common shares — unlimited shares authorized, no par value, issued and outstanding 47,846,841 shares as of June 30, 2006	164,257	164,257
4.5% senior notes(1)	—	27,242
Accumulated deficit	(26,288)	(26,288)
Contributed surplus	12,738	12,738
Cumulative translation adjustment	19,582	19,582

Total shareholders' equity	170,289	197,531

Total capitalization	170,502	252,152

(1)
Under Canadian GAAP, the senior notes would be allocated on our consolidated financial statements into a debt component of $56.6 million and an equity component of $28.4 million. The debt issuance costs totaling $3.35 million would also be allocated between debt and equity components. Issuance costs of $1.1 million relating to the equity component would be charged to the equity portion of the senior notes while $2.2 million relating to the liability component would be deferred (classified as deferred financing costs). There are differences between Canadian GAAP and U.S. GAAP in the accounting treatment for convertible debt.

EARNINGS COVERAGE

        The earnings coverage set out below has been prepared and included in this prospectus in accordance with Canadian disclosure requirements and is prepared in accordance with Canadian generally accepted accounting principles and incorporated herein by reference. Our earnings coverage for the 12 months ended December 31, 2005 and the 12 months ended June 30, 2006 is less than one to one.

        The annual interest requirements on our long-term debt, using applicable interest rates, after giving effect to the issue of the notes on a pro forma basis as if the issuance thereof had occurred on the first day of the twelve month period ended December 31, 2005, was US$3.8 million and for the twelve month period ended June 30, 2006 was US$3.8 million. Our losses, after giving such effect to the issue of the notes, but before the deduction of interest on long-term debt and income and resource taxes for (i) the twelve month period ended December 31, 2005 amounted to US$9.2 million; and (ii) the twelve month period ended June 30, 2006 amounted to US$11.8 million.

DESCRIPTION OF NOTES

        The notes were issued on October 24, 2006, under an indenture entered into between us, as issuer, and The Bank of New York as trustee. The notes and the common shares issuable upon conversion of the notes are covered by a registration rights agreement.

        The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of the notes. You should refer to all of the provisions of the indenture and the registration rights agreement, including the definitions of certain terms used in those agreements. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The indenture including the form of note contained therein, and the registration rights agreement referred to below, are specifically incorporated herein by reference. You may request copies of these documents from us.

        As used in this "Description of notes" section, references to "we," "our" or "us" refer solely to Minefinders Corporation Ltd. and not to our subsidiaries.

General

        The notes are our senior unsecured debt and rank on parity with all of our other existing and future senior unsecured debt and prior to all of our subordinated debt. The notes are convertible into our common shares, as described more fully under "— Conversion rights" below.

        The notes are limited to US$85,000,000 aggregate principal amount. The notes are issued only in denominations of US$1,000 and multiples of US$1,000. The notes mature on December 15, 2011, unless earlier converted, redeemed or repurchased. We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        The holders of the notes are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described under "— Offer to purchase upon a fundamental change," and "— Conversion rights — Adjustment to shares delivered upon conversion upon certain fundamental changes." Except under limited circumstances described below, the notes are issued only in fully registered book-entry form and are represented by one or more global notes. There is no service charge for registration of transfer or exchange notes. We may, however, require holders to pay a sum to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Payments on the notes; paying agent and registrar

        We will pay principal of certificated notes at the office or agency designated by us in the Borough of Manhattan, The City of New York. We have initially designated a corporate trust office at 101 Barclay Street, New York, New York 10286 as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest (including additional interest, if any), on certificated notes will be payable (i) to holders having an aggregate principal amount of US$5 million or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than US$5 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than two days prior to the relevant record date, by wire transfer in immediately available funds to that holder's account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

        We will pay principal of and interest (including any additional interest) on notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Interest

        The notes bear interest at a rate of 4.50% per year. Interest on the notes started to accrue from October 24, 2006. Interest is be payable semiannually in arrears on June 15 and December 15, beginning June 15, 2007.

        Interest will be paid to the person in whose name a note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion rights

        Holders of the notes may convert any notes or portions of the notes, in whole or in part, initially at a conversion rate of 91.9118 common shares per US$1,000 principal amount of notes (equivalent to a conversion price of approximately US$10.88 per common share) at any time prior to the close of business on the business day immediately preceding the final maturity date of the notes, subject to prior repurchase of the notes. Upon conversion of a note, we will have the option to deliver common shares, cash or a combination of cash and common shares for the notes surrendered as set forth below. The trustee will initially act as conversion agent. The conversion rate and the applicable conversion price in effect at any given time are referred to as the "applicable conversion rate" and the "applicable conversion price," respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder's notes so long as the notes converted are an integral multiple of US$1,000 principal amount.

        We will have the option to deliver cash in lieu of some or all of the common shares to be delivered upon conversion of the notes. We will give notice of our election to deliver part or all of the conversion consideration in cash to the holder converting the notes within two business days of our receipt of the holder's notice of conversion. The amount of cash to be delivered per note will be equal to the number of common shares in respect of which the cash payment is being made multiplied by the average of the daily VWAP prices of the common shares for the 10 trading days commencing one day after (a) the date of our notice of election to deliver all or part of the conversion consideration in cash if we have not given notice of redemption or (b) the conversion date, in the case of conversion following notice of redemption specifying our intention to deliver cash upon conversion. "Daily VWAP" means the per share volume-weighted average price as displayed under the heading "Bloomberg VWAP" on Bloomberg page "MFN <equity> VAP" in respect of the period from 9:30 am to 4:00 pm (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one common share on such trading day on the TSX or otherwise as our board of directors determines in good faith using a volume-weighted method); provided that after the consummation of a fundamental change in which the consideration is comprised entirely of cash, "daily VWAP" means the cash price per common share received by holders of our common shares in such fundamental change.

        If we elect to deliver cash in lieu of some or all of the common shares issuable upon conversion, we will make the payment, including delivery of the common shares, through the conversion agent, to holders surrendering notes no later than the fourteenth business day following the conversion date. Otherwise, we will deliver the common shares, together with any cash payment for fractional shares, as described below, through the conversion agent no later than the fifth business day following the conversion date.

        We may not deliver cash in lieu of any common shares issuable upon a conversion date (other than in lieu of fractional shares) if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the conversion consideration.

        If we call notes for redemption, a holder of notes may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of notes has submitted the notes for purchase upon a fundamental change, a holder of notes may convert the notes only if that holder withdraws the purchase election made by that holder.

        Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional common shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of the common shares on the trading day prior to the conversion date.

        Our delivery to you of common shares, cash, or a combination of cash and common shares, as applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

        As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m. New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made:

  •
  if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

  •
  if we have specified a fundamental change purchase date that is after a record date and on or prior to the corresponding interest payment date; or

  •
  to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

        If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any of our common shares upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder's name, in which case the holder will pay that tax.

Conversion upon specified corporate transactions

        If we are a party to a consolidation, amalgamation, merger, binding share exchange, statutory arrangement, sale of all or substantially all of our assets or other combination, in each case pursuant to which our common shares are converted into cash, securities, or other property, then at the effective time of the transaction, a holder of notes' right to convert a note into our common shares and cash will be changed into a right to convert it into the kind and amount of cash, securities and other property which holders of the notes would have received if those holders had converted their notes immediately prior to the transaction (the "reference property"). If the transaction causes our common shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

        If holders of notes would otherwise be entitled to receive, upon conversion of the notes, any property (including cash) or securities that would not constitute "prescribed securities" for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) (referred to herein as "ineligible consideration"), such holders shall not be entitled to receive such ineligible consideration but we or the successor or acquirer, as the case may be, shall have the right (at the sole option of us or the successor or acquirer, as the case may be) to deliver either such ineligible consideration or "prescribed securities" for the purposes of clause 212(1)(b)(vii)(E) of the Income Tax Act (Canada) with a market value equal to the market value of such ineligible consideration. In general, prescribed securities would include our common shares and other shares which are not redeemable by the holder within five years of the date of issuance of the notes. Because of this, certain transactions may result in the notes being convertible into prescribed securities that are highly illiquid. This could have a material adverse effect on the value of the notes. We agree to give notice to the holders of notes at least 30 days prior to the effective date of such transaction in writing and by release to a business newswire stating the consideration into which the notes will be convertible after the effective date of such transaction. After such notice, we or the successor or acquirer, as the case may be, may not change the consideration to be delivered upon conversion of the note except in accordance with any other provision of the indenture.

        If the transaction also constitutes a fundamental change, we will be required, subject to certain conditions, to offer to purchase for cash all or a portion of your notes as described under "— Offer to purchase upon a fundamental change."

Conversion procedures

        The initial conversion rate for the notes is 91.9118 shares of common shares per US$1,000 principal amount of notes, subject to adjustment as described below.

        To convert the notes into common shares a holder of notes must:

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        The date a holder of notes complies with these requirements is the conversion date under the indenture.

Conversion rate adjustments

        We will adjust the conversion rate if any of the following events occurs, except that we will not make any adjustment if holders of notes may participate, as a result of holding the notes, in the transactions described without having to convert their notes.

(1)
If we issue common shares as a dividend or distribution on our common shares, or if we subdivide or combine our common shares, the conversion rate will be adjusted based on the following formula:

CR [1] = CR 0 ×	OS [1] OS 0

  where,

  CR 0 = the conversion rate in effect immediately prior to such event

  CR 1 = the conversion rate in effect immediately after such event

  OS 0 = the number of our common shares outstanding immediately prior to such event

  OS 1 = the number of our common shares outstanding immediately after such event

(2)
If we issue to all or substantially all holders of common shares certain rights or warrants to purchase our common shares for a total acquisition cost less than the closing sale price of our common shares on the record date for shareholders entitled to receive such rights and warrants, which rights or warrants are exercisable for not more than 60 days, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR [1] = CR 0 ×	OS 0 + X OS 0 + Y

  where,

  CR 0 = the conversion rate in effect immediately prior to such event

  CR 1 = the conversion rate in effect immediately after such event

  OS 0 = the number of our common shares outstanding on the close of business on the next business day following such record date

  X = the total number of our common shares issuable pursuant to such rights

  Y = the number of our common shares equal to the aggregate offering price that the total number of shares so offered would purchase at such closing sale price of our common shares on the record date of such issuance determined by multiplying such total number of shares so offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing sale price.

(3)
If we distribute to all or substantially all holders of our common shares, common shares, evidences of indebtedness or assets, including securities but excluding:

  •
  rights or warrants specified above;

  •
  dividends or distributions specified above; and

  •
  dividends or distributions specified in (4) below;

  then the conversion rate will be adjusted based on the following formula:

CR [1] = CR 0 ×	SP 0 SP 0 - FMV

  where,

  CR 0 = the conversion rate in effect immediately prior to such distribution

  CR 1 = the conversion rate in effect immediately after such distribution

  SP 0 = the current market price (as defined below) of our common shares on such record date for such distribution

  FMV = the fair market value (as determined by our board of directors) of the common shares, evidences of indebtedness, assets or property distributed with respect to each outstanding common share on the record date for such distribution

  With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common shares or shares of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR [1] = CR 0 ×	FMV 0 + MP 0 MP 0

  where,

  CR 0 = the conversion rate in effect immediately prior to such distribution

  CR 1 = the conversion rate in effect immediately after such distribution

  FMV 0 = the average of the closing sale prices of the common shares or similar equity interest distributed to holders of our commons shares applicable to one common share over the ten consecutive trading-day period commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on The American Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted

  MP 0 = the average of the closing sale prices of our common shares over the ten consecutive trading-day period commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on The American Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted

  The adjustment to the conversion rate under the preceding paragraph will occur on the fourteenth trading day after the date on which "ex-dividend trading" commences for such distribution on The American Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(4)
If any cash dividend or other distribution is made to all or substantially all holders of our common shares, the conversion rate will be adjusted based on the following formula:

CR [1] = CR 0 ×	SP 0 SP 0 - C

  where,

  CR 0 = the conversion rate in effect on the record date for such distribution

  CR 1 = the conversion rate in effect immediately after the record date for such distribution

  SP 0 = the current market price of one of our common shares on the record date for such distribution

  C = the amount in cash per share we distribute to holders of our common shares

  "Current market price" means the average of the daily closing sale prices per common share for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex" date with respect to the distribution requiring such computation. As used in the definition of current market price, the term "ex" date, when used with respect to any distribution, means the first date on which the common share trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

(5)
If we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common shares to the extent that the cash and value of any other consideration included in the payment per common share exceeds the current market price per common share on the trading day immediately preceding the date such tender offer or exchange offer is announced, the conversion rate will be increased based on the following formula:

CR [1] = CR 0 ×	AC + (SP [1] × OS 1) OS 0 × SP [1]

  where,

  CR 0 = the conversion rate in effect on the date such tender or exchange offer expires

  CR 1 = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires

  AC = the fair market value (as determined by our board of directors) of the aggregate consideration paid or payable for shares purchased in such tender or exchange offer

  OS 0 = the number of our common shares outstanding on the trading day immediately preceding the date such tender or exchange offer is announced

  OS 1 = the number of our common shares outstanding less any shares purchased in the tender or exchange offer at the time such tender or exchange offer expires

  SP 1 = the current market price of our common shares on the trading date immediately preceding the date such tender or exchange offer is announced

        To the extent that we have a rights plan in effect upon conversion of the notes into common shares, a holder of notes will receive, in addition to the common shares, the rights under the rights plan unless the rights have separated from the common shares at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common shares, common shares, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common shares;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common shares would be entitled to receive shares, other securities, other property, assets or cash for their common shares, upon conversion of the notes, a holder thereof will be entitled to receive the same type of consideration which it would have been entitled to receive if it had converted the notes into our common shares immediately prior to any of these events (provided such consideration is not "ineligible consideration" as described in "— Conversion upon specified corporate transactions").

        A holder of notes may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common shares or in certain other situations requiring a conversion rate adjustment. See "Income tax considerations — Certain U.S. federal income tax considerations."

        We may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests.

        Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common shares resulting from any share or rights distribution. See "Income tax considerations — Certain U.S. federal income tax considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common shares or convertible or exchangeable securities or rights to purchase our common shares or convertible or exchangeable securities.

        Any such increases in the conversion rate by our board of directors shall not, without the approval of our shareholders, as required by Rule 713 of the American Stock Exchange Company Guide, result in the sale or issuance of 20% or more of our common shares, or 20% or more of the voting power, outstanding on the date of this prospectus.

Adjustments of average prices

        Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the "ex" date of the event occurs, at anytime during the period from which the average is to be calculated.

Adjustments to shares delivered upon conversion upon certain fundamental changes

        If you elect to convert your notes as described above in the first paragraph under "— Conversion upon specified corporate transactions," and the corporate transaction also constitutes a fundamental change (as defined under "— Offer to purchase at option of the holder upon a fundamental change"), in certain circumstances described below, the conversion rate will be increased by an additional number of common shares (the "additional shares") as described below. Any conversion occurring at a time when the notes would be convertible in light of the expected or actual occurrence of a fundamental change will be deemed to have occurred in connection with such fundamental change notwithstanding the fact that a note may then be convertible because another condition to conversion has been satisfied.

        The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the "effective date") and the price (the "share price") paid per common share in the fundamental change. If the fundamental change is a transaction described in clause (2) of the definition of fundamental change, and holders of our common shares receive only cash in that fundamental change, the share price shall be the cash amount paid per share. Otherwise, the share price shall be the average of the last reported sale prices of our common shares over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

        The share prices set forth in the first row of the table below (i.e. column headings) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under "— Conversion rate adjustments."

        The following table sets forth the hypothetical share price and the number of additional shares to be received per US$1,000 principal amount of notes:

	Share Price (in US$)
Effective Date	$8.00	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00	$34.00
October 24, 2006	33.0882	22.2861	15.8585	11.7533	8.9765	7.0114	5.5700	4.4820	3.6411	2.9785	2.4481	2.0178	1.6649	1.3729
December 15, 2007	33.0882	21.5274	14.9154	10.8055	8.0937	6.2179	4.8700	3.8707	3.1102	2.5189	2.0510	1.6749	1.3691	1.1179
December 15, 2008	33.0882	20.3466	13.5171	9.4340	6.8436	5.1177	3.9191	3.0567	2.4171	1.9304	1.5518	1.2520	1.0110	0.8148
December 15, 2009	33.0882	18.4469	11.3410	7.3642	5.0169	3.5619	2.6178	1.9780	1.5268	1.1968	0.9476	0.7542	0.6008	0.4767
December 15, 2010	33.0882	15.2097	7.6650	4.0285	2.2510	1.3590	0.8916	0.6312	0.4737	0.3696	0.2946	0.2365	0.1890	0.1488
December 15, 2011	33.0882	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

        The exact share prices and effective dates may not be set forth in the table above, in which case

  •
  If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share price amounts and the two dates, as applicable, based on a 365-day year.

  •
  If the share price is greater than US$34.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

  •
  If the share price is less than US$8.00 per share (subject to adjustment), no additional shares will be issued upon conversion.

        Notwithstanding the foregoing, in no event will the total number of common shares issuable upon conversion exceed 125.0000 per US$1,000 principal amount, subject to adjustments in the same manner as the conversion rate as set forth under "— Conversion rate adjustments."

Redemption for changes in Canadian tax law

        We may redeem all but not part of the notes if we have or would become obligated to pay to the holder of any note "additional amounts" (which are more than a de minimis amount) as a result of any change from the date of this prospectus in the laws or any regulations of Canada or any Canadian political subdivision or taxing authority, or any change from the date of this prospectus in an interpretation or application of such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination); provided we cannot avoid these obligations by taking reasonable measures available to us and that we deliver to the trustee an opinion of legal counsel specializing in taxation and an officers' certificate attesting to such change and obligation to pay additional amounts. The term "additional amounts" is defined under "— Additional amounts."

        This redemption would be at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date but without reduction for applicable Canadian taxes (as defined below) (except in respect of certain excluded holders (as defined below)). We will give holders of notes not less than 30 days' nor more than 60 days' notice of this redemption, except that (i) we will not give notice of redemption earlier than 60 days prior to the earliest date on or from which we would be obligated to pay any such additional amounts, and (ii) at the time we give the notice, the circumstances creating our obligation to pay such additional amounts remain in effect.

        Upon receiving such notice of redemption, each holder who does not wish to have us redeem its notes will have the right to elect to:

  (i)
  convert its notes; or

  (ii)
  not have its notes redeemed, provided that no additional amounts will be payable on any payment of interest or principal with respect to the notes after such redemption date. All future payments will be subject to the deduction or withholding of any Canadian taxes required by law to be deducted or withheld.

        Where no election is made, the holder will have its notes redeemed without any further action. The holder must deliver to the paying agent a written notice of election so as to be received by the paying agent no later than the close of business on a business day at least five business days prior to the redemption date.

        A holder may withdraw any notice of election by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day prior to the redemption date.

Offer to purchase upon a fundamental change

        In the event of a fundamental change, subject to the terms and conditions of the indenture, we shall be required to offer to purchase for cash all of the outstanding notes (a "purchase offer") on the date (the "purchase date") that is 30 business days after the date of such offer, at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, including additional interest, if any, up to but not including, the purchase date. If such purchase date is after a record date but on or prior to an interest payment date, however, then the interest payable on such date will be paid to the holder of record of the notes on the relevant record date.

        Within 30 days after we know of the occurrence of a fundamental change, we shall be required to give notice to all holders of record of notes, as provided in the indenture, stating among other things, the occurrence of a fundamental change and setting out the terms of the purchase offer. We must also deliver a copy of the notice to the trustee. In order to accept such purchase offer, a holder must deliver prior to the purchase date a purchase notice stating among other things:

  (1)
  if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

  (2)
  the portion of the principal amount of notes to be purchased, which must be in US$1,000 multiples; and

  (3)
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

        A holder of notes may withdraw any written purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the purchase date. The withdrawal notice must state:

  (1)
  the principal amount of the withdrawn notes;

  (2)
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

  (3)
  the principal amount, if any, which remains subject to the purchase notice.

        We will promptly pay the purchase price for notes surrendered for repurchase following the purchase date.

        A "fundamental change "will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

  (1)
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate

    "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

  (2)
  consummation of any share exchange, consolidation, amalgamation, merger, statutory arrangement or other combination pursuant to which our common shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly-owned subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a change of control;

  (3)
  continuing directors cease to constitute at least a majority of our board of directors; or

  (4)
  our stockholders approve any plan or proposal for the liquidation or dissolution of us.

        A change in control will not be deemed to have occurred, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of common shares or American Depositary Shares that are traded or listed on, or immediately after the transaction or event will be traded or listed on a U.S. national or regional securities exchange or the Toronto Stock Exchange.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act and any Canadian laws which may then be applicable in the event of a fundamental change.

        No notes may be purchased upon a fundamental change if there has occurred and is continuing an event of default under the indenture, other than an event of default that is cured by the payment of the fundamental change purchase price of the notes.

        These fundamental change purchase rights could discourage a potential acquirer. However, this fundamental change repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford a holder of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to repurchase the notes for cash if a fundamental change occurs. If a fundamental change were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting purchase of the notes under certain circumstances, or expressly prohibit our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement.

        If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Consolidation, merger and sale of assets by us

        The indenture provides that we may, without the consent of any holder of notes, amalgamate with, consolidate with or merge with or into any other person or sell, transfer or lease all or substantially all of our properties and assets substantially as an entirety to another person, provided that:

  •
  the resulting, surviving or transferee person (the "successor company") will be a corporation, partnership, limited liability company or trust organized and existing under the laws of the United States of America, any state thereof, the District of Columbia or the laws of Canada or any province or territory thereunder and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

  •
  the trustee is satisfied that the transaction will not result in the successor company being required to make any deduction or withholding on account of certain Canadian taxes from any payments in respect of the notes;

  •
  immediately after giving effect to such transaction, no default under the indenture, and no event which, after notice or lapse of time or both, would become a default under the indenture, shall have occurred and be continuing; and

  •
  we shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the amalgamation, consolidation, merger or transfer and such supplemental indenture (if any) comply with the provisions of the indenture.

        The successor company will succeed to, and be substituted for, and may exercise every right and power of, us under the indenture, but in the case of a sale, transfer or lease of substantially all our assets that results in the sale, assignment, conveyance, transfer or other disposition or assets constituting or accounting for less than 95% of our consolidated assets, revenue or net income (loss), we will not be released from the obligation to pay the principal of and interest on the notes.

Additional amounts

        We will make payments on account of the notes without withholding or deducting on account of any present or future duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having the power to tax ("Canadian taxes"), unless we are required by law or the interpretation or administration thereof, to withhold or deduct Canadian taxes. If we are required to withhold or deduct any amount on account of Canadian taxes, we will make such withholding or deduction and pay as additional interest the additional amounts ("additional amounts") necessary so that the net amount received by each holder of notes after the withholding or deduction (including with respect to additional amounts) will not be less than the amount the holder would have received if the Canadian taxes had not been withheld or deducted. We will make a similar payment of additional amounts to holders of notes (other than excluded holders) that are exempt from withholding but are required to pay tax directly on amounts otherwise subject to withholding. However, no additional amounts will be payable with respect to a payment made to a holder or former holder of notes (an "excluded holder") in respect of the beneficial owner thereof:

  (i)
  with which we do not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

  (ii)
  that is subject to such Canadian taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian taxes (provided that in the case of any imposition or change in any such certification, identification, information, documentation or other reporting requirements which applies generally to holders of notes who are not residents of Canada, at least 60 days prior to the effective date of any such imposition or change, we shall give written notice, in the manner provided in the indenture, to the trustee and the holders of the notes then outstanding of such imposition or change, as the case may be, and provide the trustee and such holders with such forms or documentation, if any, as may be required to comply with such certification, identification, information, documentation, or other reporting requirements); or

  (iii)
  that is subject to such Canadian taxes by reason of its carrying on business in or otherwise being connected with Canada or any province or territory thereof otherwise than by the mere holding of such notes or the receipt of payment, or exercise of any enforcement rights thereunder; and no additional amounts will be payable with respect to any estate, inheritance, gift, sales, excise, transfer, personal property or similar tax, assessment or governmental charge (the "excluded taxes").

        We will remit the amount we withhold or deduct to the relevant authority. Additional amounts will be paid in cash semi-annually, at maturity, on any redemption date, on a conversion date or on any purchase date. With respect to references in this prospectus to the payment of principal or interest on any note, such reference shall be deemed to include the payment of additional amounts to the extent that, in such context, additional amounts are, were or would be payable.

        We will furnish to the trustee, within 30 days after the date the payment of any Canadian taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made. We will indemnify and hold harmless each holder of notes (other than an excluded holder) and upon written request reimburse each such holder for the amount of (i) any Canadian taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Canadian taxes levied or imposed and paid by such holder with respect to any reimbursement under (i) and (ii) above, but excluding any excluded taxes.

Ranking

        The notes are our senior unsecured obligations and will rank equally in right of payment with any future unsecured senior debt and will be senior in right of payment to all of our future subordinated debt. At September 30, 2006, we had no outstanding indebtedness.

        The creditors of our subsidiaries generally would have a right to receive payment superior to our right to receive payment from the assets of our subsidiaries, and accordingly, the holders of the notes are effectively subordinated to the creditors of our subsidiaries. If we were to liquidate or reorganize, a holder's right to participate in any distribution of a subsidiary's assets is necessarily subject to the claims of such subsidiary's creditors. As of September 30, 2006, our subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and trade payables.

Events of default; notice and waiver

        The following are events of default under the indenture:

  •
  we fail to pay the principal amount of the notes when due upon redemption, repurchase or otherwise on the notes;

  •
  we fail to pay interest or additional interest, if any, on the notes, when due and such failure continues for a period of 30 days;

  •
  we fail to perform or observe any other covenant or warranty in the indenture for 60 days after written notice;

  •
  we fail to convert notes into common shares and for cash at our election upon exercise of a holder's conversion right and such failure continues for 5 business days or more;

  •
  any indebtedness (other than indebtedness which is non-recourse to us or any of our subsidiaries) for money borrowed by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an outstanding principal amount in excess of $10 million is not paid at final maturity or upon acceleration and such failure is not cured or the acceleration is not rescinded or annulled, within 10 days after written notice as provided in the Indenture;

  •
  the rendering of a final judgment or judgments (not subject to appeal and not covered by insurance) against us or any of our subsidiaries in excess of $10 million which remains unstayed, undischarged or unbonded for a period of 60 days;

  •
  our failure to give notice of a fundamental change as described under "Offer to purchase upon a fundamental change "or notice of a specified corporate transaction as described under "Conversion upon specified corporate transactions" when due;

  •
  our failure to comply with our obligations under "Consolidation, merger and sale of assets by us": or

  •
  certain events involving our bankruptcy, insolvency or reorganization involving us or our subsidiaries.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal or interest, including additional interest, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of the notes and interest, including additional interest, if any, on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, principal amount plus interest, including additional interest, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of the principal amount of the notes plus interest, including additional interest, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults. Payments of redemption price, repurchase price, fundamental change repurchase price, principal or interest, including additional interest on the notes, if any, that are not made when due will accrue interest at the annual rate of 1% above the then-applicable interest rate from the required payment date.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee. No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of redemption price, repurchase price, fundamental change repurchase price, principal or interest, including additional interest (in respect of any default in payment under a Note on or after the due date) on the notes, unless:

  •
  the holder has given the trustee written notice of an event of default;

  •
  the holders of at least 25% in principal amount of outstanding notes make a written request, and offer indemnity to the trustee reasonably satisfactory to it to pursue the remedy;

  •
  the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes; and

  •
  the trustee fails to comply with the request within 60 days after receipt.

Modification and waiver

        The consent of the holders of a majority in principal amount of the outstanding notes is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected thereby if it would:

  •
  extend the fixed maturity of any note;

  •
  reduce the principal amount of, or interest rate on or extend the stated time for payment of interest, including additional interest, if any, payable on, any note;

  •
  reduce any amount payable upon redemption or repurchase of any note;

  •
  after the occurrence of a fundamental change, modify the provisions with respect to the purchase right of the holders upon a fundamental change in a manner adverse to holders;

  •
  impair the right of a holder to institute suit for payment on any note;

  •
  change the currency in which any note is payable;

  •
  impair the right of a holder to convert any note;

  •
  reduce the quorum or voting requirements under the indenture;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture;

  •
  change the ranking of the notes in a manner adverse to the holder of the notes;

  •
  subject to specified exceptions, modify certain of the provisions of the indenture relating to modification or waiver of provisions of the indenture; or

  •
  reduce the percentage of notes required for consent to any modification of the indenture.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

Form, denomination and registration

        The notes are issued:

  •
  in fully registered form; and

  •
  in denominations of US$1,000 principal amount and integral multiples of US$1,000.

Global note, book-entry form

        The notes are evidenced by one or more global notes, deposited and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global note may be held through organizations that are participants in DTC, or participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited. Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, and when indirectly they are called "indirect participants." So long as Cede & Co., DTC's nominee, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest, if any, and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on the repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue notes in definitive certificate form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days;

  •
  an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

  •
  we have determined in our sole discretion that notes shall no longer be represented by global notes.

Restrictions on transfer, legends

        The notes will be subject to transfer restrictions as described below under "Canadian transfer restrictions" and certificates for the notes will bear a legend to this effect.

Registration rights of the noteholders

        On October 18, 2006, we entered into a registration rights agreement with the initial purchaser. Pursuant to the registration rights agreement, we agreed to file with the SEC a shelf registration statement as soon as practicable after the original date of issuance of the notes. We filed a registration statement of which this prospectus forms a part on November 14, 2006.

        We will use commercially reasonable efforts to keep that shelf registration statement effective until the earliest of:

  •
  the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rules 144 or 904 under the Securities Act;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision; or

  •
  the date when the notes and the common shares issuable upon conversion of the notes have ceased to be outstanding (whether as result of repurchase and cancellation, conversion or otherwise).

        When we use the term "registrable securities" in this section, we are referring to the notes and the common shares issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act; and

  •
  the sale to the public pursuant to Rules 144 or 904 under the Securities Act, or any similar provisions then in force, but not Rule 144A.

        We may suspend the use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed 30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 3-month period under certain circumstances, relating to possible acquisitions, financings or other similar transactions.

        Pursuant to the terms of the registration rights agreement, we are required to begin paying predetermined "additional interest" if the shelf registration statement is not filed within 30 days after October 24, 2006, (90 days after October 24, 2006 if we are not eligible to file the registration statement on Form F-10) and if the shelf registration statement is not made effective within 60 days after October 24, 2006 (180 days after October 24, 2006 if we are not eligible to file the registration statement on Form F-10), or if there is another registration default as described in the registration rights agreement.

        Such interest, if any, will be paid semiannually in arrears, with the first semiannual payment due on the first June 15 or December 15 to occur after the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

  •
  0.25% of the principal amount of a note to and including the 90th day following such registration default; and

  •
  0.50% of the principal amount of a note from and after the 91st day following such registration default.

        In no event will interest accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into our common shares, and if those common shares continue to be registrable securities, the holder will be entitled to receive equivalent amounts of additional interest based on the conversion price in effect during the period of default. Our obligation to pay the additional amounts will cease upon the earliest of (w) the date such security is no longer a registrable security, (x) the date when all of the registrable securities have been sold pursuant to the shelf registration statement or Rules 144 or 904 under the Securities Act, (y) the expiration of the holding period under Rule 144(k) under the Securities Act with respect to the notes or (z) the date when all of the registrable securities have ceased to be outstanding. We will have no other liabilities for monetary damages with respect to our registration obligations.

        A holder who elects to sell registrable securities pursuant to the registration statement of which the prospectus will be a part will be required to:

  •
  be named as a selling shareholder in a related prospectus supplement;

  •
  deliver a prospectus to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement we have agreed to:

  •
  pay all expenses of the shelf registration statement;

  •
  provide each registered holder copies of the prospectus;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        We may file amendments to the shelf registration statement, of which the prospectus is a part, as necessary to permit holders of notes to deliver prospectuses to purchasers of registrable securities, subject to our right to suspend the use of the prospectus. This summary of the registration rights agreement is not complete. This summary is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

Rule 144A information request

        We agreed in the indenture to furnish to the holders or beneficial holders of the notes or the underlying common shares and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d) under the Securities Act until such time as such securities are no longer "restricted securities" within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information concerning the trustee

        We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

CANADIAN TRANSFER RESTRICTIONS

        The notes were not offered or sold to any Canadian persons, and Canadian persons will not be entitled to sell the notes or any underlying shares pursuant to this shelf registration statement. Unless permitted by Canadian securities laws, the notes and the common shares may not trade in Canada before the date which is four months and one day after the issuance of the notes. A legend to this effect will be placed on the notes and any common shares issued upon conversion of the notes prior to this time.

        The term "Canadian person" means any person in Canada or resident in Canada, including any natural person resident in Canada, any partnership or corporation organized or incorporated under the federal laws of Canada or under the laws of any province or territory of Canada, any estate of which any executor or administrator is a Canadian person, any trust of which the trustee making the investment decision is a Canadian person, any agency or branch of a foreign entity located in Canada and any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in Canada.

DESCRIPTION OF SHARE CAPITAL

        Our share capital consists of an unlimited number of common shares of which there are 48,022,216 common shares issued and outstanding as of the date of this prospectus.

        All of our common shares rank equally as to voting rights, participation in a distribution of our assets on liquidation, dissolution or winding-up and the entitlement to dividends. The holders of the common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each common share carries with it the right to one vote.

        In the event of the liquidation, dissolution or winding-up of the company or other distribution of assets of the company, the holders of the common shares will be entitled to receive, on a pro rata basis, all of the assets remaining after we have paid our liabilities. There is no set dividend rate or dividend schedule for the common shares. Our board of directors will decide if and when dividends should be declared and paid.

        Provisions as to the modification, amendment or variation of these rights are contained in our articles of incorporation and by-laws and the Ontario Business Corporations Act. Generally speaking, substantive changes to the share capital require the approval of the shareholders by special resolution (at least two thirds of the votes cast). Our common shares are not subject to any future call or assessment and there are no pre-emptive, conversion or redemption rights attached to such shares.

INCOME TAX CONSIDERATIONS

Canadian federal income tax considerations

        The following is a summary of the principal Canadian federal income tax consequences of the purchase, ownership and disposition of the notes and common shares generally applicable to purchasers of notes pursuant to this prospectus who are U.S. Holders (as defined below under the heading "Certain United States Federal Income Tax Considerations") and, who, at all relevant times, are not and never have been residents of Canada for the purposes of the Income Tax Act (Canada) and the regulations thereunder (the "Tax Act") are residents of the United States for the purposes of the Canada — United States Income Tax Convention (1980) (the "Convention"), hold their notes and common shares as capital property, deal at arm's length and are not affiliated with us for the purposes of the Tax Act and do not use or hold and are not deemed to use or hold such notes or common shares in connection with a business carried on, or deemed to be carried on, in Canada. The notes and common shares will generally be considered to be capital property to a U.S. Holder unless the notes and common shares are held in the course of carrying on a business of trading or dealing in securities or were acquired in one or more transactions considered to be an adventure in the nature of trade. This summary does not apply to a U.S. Holder that carries on, or is deemed to carry on, an insurance business in Canada or elsewhere and such holders should consult their own tax advisers.

        This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof (the "Regulations"), all specific proposals (the "Proposals") to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the provisions of the Convention as in effect on the date hereof. No assurance can be given that the Proposals will be enacted as proposed, if at all. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of any jurisdiction outside Canada. For the purposes of the Tax Act, all amounts must be determined in Canadian dollars.

        This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder. The tax liability of a U.S. Holder will depend on the holder's particular circumstances. Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Ownership of notes

        No non-resident withholding tax will apply to the payment to a U.S. Holder under the notes of interest (including, without limitation, Additional Interest, if any), premium, if any, or the proceeds received by a U.S. Holder, at maturity, on redemption, purchase of, or conversion of a note.

        The conversion of notes into our common shares on the exercise of the conversion privilege by a U.S. Holder will not constitute a disposition of the notes and, accordingly, a U.S. Holder will not realize a gain or loss on such conversion. In general, a U.S. Holder will not be subject to Canadian income tax on capital gains arising on the disposition or deemed disposition of a note unless the note constitutes "taxable Canadian property" to the U.S. Holder, and the U.S. Holder is not entitled to relief under the provisions of an applicable income tax treaty or convention. Provided the common shares are listed on a prescribed stock exchange (which currently includes the Toronto Stock Exchange and The American Stock Exchange at the time a note is disposed of, the notes will not constitute "taxable Canadian property" to a U.S. Holder unless, at any time in the five-year period immediately preceding the disposition, the U.S. Holder, persons with whom such holder did not deal at arm's length, or the U.S. Holder together with persons with whom such holder did not deal at arm's length owned 25% or more of the shares of any class or series of our capital stock or the right to acquire 25 percent or more of the shares of any class or series of our capital stock.

Ownership of common shares

Dividends on common shares

        Dividends paid or credited or deemed to be paid or credited to a U.S. Holder in respect of the common shares will be subject to Canadian withholding tax at a rate of 25 percent on the gross amount of the dividends. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited or deemed to be paid or credited by us to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of our voting stock at that time in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions of common shares

        A U.S. Holder will not be subject to tax in Canada on any capital gain realized on a disposition of common shares, provided that the shares do not constitute "taxable Canadian property" of the U.S. Holder at the time of disposition. Generally, common shares will not constitute taxable Canadian property to a U.S. Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the TSX and AMEX) at the time of the disposition and, during the 60 month period immediately preceding the disposition, the U.S. Holder, persons with whom the U.S. Holder does not deal at arm's length, or the U.S. Holder together with all such persons has not owned 25% or more of the issued shares of any series or class of our capital stock.

        If the common shares constitute taxable Canadian property to a particular U.S. Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if at the time of disposition the common shares do not derive their value principally from real property situated in Canada.

Certain U.S. federal income tax considerations

        The following is a summary of the anticipated material U.S. federal income tax consequences to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of a note acquired under this offering, and the ownership and disposition of common shares acquired upon a conversion of such a note.

        This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of the acquisition, ownership, and disposition of notes or common shares. This summary only applies to "U.S. Holders" that hold the notes and any common shares acquired upon a conversion of the notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code"). In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of notes or common shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of notes or common shares.

Scope of this summary

Authorities

        This summary is based on the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the Internal Revenue Service (the "IRS"), published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. holders

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of notes and/or common shares that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or any other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S. or any state in the U.S., including the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. holders

        For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of notes and/or common shares other than a U.S. Holder. This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares to non-U.S. Holders. Accordingly, a non-U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) of the acquisition, ownership, and disposition of common shares.

U.S. holders subject to special U.S. federal income tax rules not addressed

        This summary does not address the U.S. federal income tax consequences of the acquisition, ownership, and disposition of notes and/or common shares to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a "functional currency" other than the U.S. dollar; (e) U.S. Holders that are liable for the alternative minimum tax under the Code; (f) U.S. Holders that own common shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired common shares in connection with the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold common shares other than as a capital asset within the meaning of Section 1221 of the Code; (i) U.S. expatriates; or (j) U.S. Holders that own (directly, indirectly, or by attribution) 10% or more, by voting power or value, of the outstanding shares of the Company. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income, U.S. state and local, and foreign tax consequences of the acquisition, ownership, and disposition of notes and/or common shares. If an entity that is classified as a partnership (or "pass-through" entity) for U.S. federal income tax purposes holds common shares, the U.S. federal income tax consequences to such partnership (or "pass-through" entity) and the partners of such partnership (or owners of such "pass-through" entity) generally will depend on the activities of the partnership (or "pass-through" entity) and the status of such partners (or owners). Partners of entities that are classified as partnerships (or owners of "pass-through" entities) for U.S. federal income tax purposes should consult their own financial advisor, legal counsel or accountant regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of notes and/or common shares.

Tax consequences other than U.S. federal income tax consequences not addressed

        This summary does not address the U.S. state and local, U.S. federal estate and gift, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the U.S. state and local, U.S. federal estate and gift, and foreign tax consequences of the acquisition, ownership, and disposition of notes and/or common shares.

The notes

Taxation of stated interest

        For United States federal income tax purposes, interest (including Additional Amounts, if any) on a note generally will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such holder's method of accounting for United States federal income tax purposes. Subject to applicable limitations under the Code and the United States Treasury regulations and subject to the discussion below, any Canadian withholding tax imposed on interest payments in respect of the notes will be treated as a foreign income tax eligible for credit against a U.S. Holder's United States federal income tax liability (or, at a U.S. Holder's election, may, in certain circumstances, be deducted in computing taxable income). Interest paid on the notes will be treated as income from outside the U.S., and, for taxable years beginning on or before December 31, 2006, generally will be treated as "passive income" or "financial services income" for U.S. foreign tax credit purposes. For taxable years beginning after December 31, 2006, such interest generally will be treated as "passive category income" or "general category income" for U.S. foreign tax credit purposes. The Code applies various limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. Because of the complexity of those limitations, U.S. Holders should consult their own tax advisors with respect to the amount of foreign taxes that can be claimed as a credit.

Registration default

        As described elsewhere in this prospectus, Minefinders will pay Additional Interest on the notes if Minefinders fails to comply with certain of its obligations under the Registration Rights Agreement. Based on our current expectations, the likelihood that Minefinders will be required to pay such Additional Interest is remote. Accordingly, Minefinders intends to take the position that the contingent payments described in the foregoing paragraph do not, as of the issue date, cause the notes to have original issue discount ("OID") and do not affect the yield to maturity of the notes. A U.S. Holder may not take a contrary position unless such holder discloses such contrary position in the proper manner to the IRS. Holders should consult their own tax advisors with respect to the contingent payments described above. If the IRS takes the position that the contingent payments described were not remote as of the issue date, the amount and timing of interest income such U.S. Holder must include in taxable income may be different from that described herein.

        Although the matter is not free from doubt, if, contrary to our expectations, Additional Interest is in fact paid, such Additional Interest should be taxable as interest as described above under "— Taxation of stated interest."

Market discount and premium

        A U.S. Holder that purchased a note at a price less than its principal amount would be treated for U.S. federal income tax purposes as having purchased the note with market discount, subject to a de minimis exception. In the case of a note having non-de minimis market discount, a U.S. Holder will be required to treat any partial principal payment received on, and any gain recognized upon the sale or other disposition of, the note as ordinary income to the extent of the market discount that accrued during such U.S. Holder's holding period for the note (on a ratable basis or, at the election of the U.S. Holder, constant yield basis), unless such U.S. Holder elects to annually include market discount in gross income over time as the market discount accrues. Any election to include market discount over time as it accrues would apply to all debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and is irrevocable without the consent of the IRS. In addition, a U.S. Holder that holds a note with market discount, and that does not elect to accrue market discount into gross income over time, may be required to defer the deduction of interest expense incurred or continued to purchase or carry the note until the maturity of the note or its earlier disposition in a taxable transaction.

        Furthermore, if a note was purchased by a U.S. Holder with a more than de minimis market discount and the U.S. Holder subsequently disposes of the note in a transaction that is nontaxable in whole or in part (other than certain transactions described in section 1276(d) of the Code), accrued market discount generally will be includible in gross income as ordinary income as if such U.S. Holder had sold the note at its then fair market value. However, if a U.S. Holder converts a note with accrued market discount that has not previously been included in gross income into common shares, then a ratable portion of such market discount will instead be allocated to such common shares. The amount of market discount allocable to such common shares may be taxable as ordinary income upon a sale or other disposition of such common shares. See "The common shares — Disposition of common shares."

        A U.S. Holder that purchased a note for an amount in excess of its stated principal amount (subject to special rules for early redemption dates as described below) would be treated as having acquired the note with "amortizable bond premium" in the amount of such excess. In such case, the U.S. Holder may elect to amortize the bond premium over the term of the note as a reduction in the amount required to be included in the U.S. Holder's gross income each year with respect to interest on the note (provided that the amount of amortizable bond premium will be calculated based on the amount payable at the applicable redemption date if the use of such redemption date in lieu of the stated maturity date results in a smaller amortizable premium for the period ending on the redemption date). Any election to amortize bond premium will apply to all notes held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder and is irrevocable without the consent of the IRS.

        The rules governing market discount and amortizable bond premium are complex, and U.S. Holders should consult their own tax advisors concerning the application of these rules.

Sale, redemption or other taxable disposition of the notes

        Except as discussed below under "Additional rules that may apply to U.S. Holders — Passive foreign investment company," upon the sale, redemption or other taxable disposition of a note, a U.S. Holder will recognize gain or loss, if any, equal to the difference between the amount realized on such sale, redemption or other taxable disposition (other than amounts received that are attributable to accrued but unpaid interest, which amounts shall be taxable as ordinary income to the extent not previously included in the gross income of the U.S. Holder) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by any market discount previously included in gross income by such holder, and reduced by (i) any principal payments received by such holder and (ii) any amortizable bond premium applied to reduce interest inclusions with respect to such note. Any such gain or loss generally will constitute capital gain or loss (except that any gain will be treated as ordinary income to the extent of any market discount that has accrued on the note but not previously been included in the gross income of the U.S. Holder), and will be long-term capital gain or loss if the note was held by such U.S. Holder for more than one year. Certain non-corporate U.S. Holders (including individuals) may qualify for preferential rates of United States federal income taxation in respect of long-term capital gains. The deduction of capital losses is subject to limitations under the Code. Any gain realized by a U.S. Holder on a sale or other disposition of the note generally will be treated as United States-source income for United States foreign tax credit purposes.

Conversion of the notes

        A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common shares, except with respect to (i) cash received in lieu of a fractional common share, or (ii) common shares that are attributable to accrued but unpaid interest not previously included in gross income. To the extent the Company pays cash to a U.S. Holder upon a conversion of the notes instead of delivering common shares, such U.S. Holder should recognize gain or loss, if any, in the same manner as described above under "Sale, redemption or other taxable disposition of the notes." Cash received in lieu of a fractional common share upon conversion will be treated as a payment in exchange for such fractional share. Accordingly, the receipt of cash in lieu of a fractional common share generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the note that is allocable to the fractional share (except that any gain will be treated as ordinary income to the extent of any market discount that has accrued on the note but not previously been included in the gross income of the U.S. Holder), and will be long-term capital gain or loss if the U.S. Holder held the note for more than one year at the time of conversion. Amounts that are attributable to accrued but unpaid interest generally will be taxable to the U.S. Holder as interest to the extent not previously included in gross income.

        A U.S. Holder's initial tax basis in the common shares received on conversion of a note will be the same as the U.S. Holder's adjusted tax basis in the note at the time of conversion, reduced by any tax basis allocable to a fractional share treated as exchanged for cash. However, the tax basis of common shares received upon a conversion with respect to accrued but unpaid interest should equal the fair market value of such common shares. The holding period for the common shares received on conversion generally will include the holding period of the note converted. To the extent any common shares issued upon a conversion are allocable to accrued interest, however, the U.S. Holder's holding period for such common shares may commence on the day following the date of delivery of the common shares.

Constructive dividends

        The conversion rate of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion rate that increase a U.S. Holder's proportionate share of our assets or our earnings may in certain circumstances result in a constructive dividend that is taxable to such U.S. Holder to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Generally, an increase in the conversion rate pursuant to a bona-fide reasonable formula which has the effect of preventing the dilution of the interest of U.S. Holders in the notes will not be considered to result in a constructive dividend. However, certain adjustments provided in the notes (including, without limitation, adjustments to the conversion rate of the notes in connection with cash dividends to our stockholders) will not qualify as being pursuant to a bona-fide reasonable formula. If such adjustments are made, a U.S. Holder will, to the extent of our current and accumulated earnings and profits, be deemed to have received a constructive dividend even though such U.S. Holder has not received any cash or property as a result of the adjustment. In addition, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to a constructive dividend to U.S. Holders of common shares.

The common shares

Distributions on common shares

        General taxation of distributions — Except as discussed below under "Additional rules that may apply to U.S. Holders — Passive foreign investment company," a U.S. Holder that receives a distribution, including a constructive distribution, with respect to common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated (a) first, as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in common shares and, (b) thereafter, as gain from the sale or exchange of such common shares. (See more detailed discussion at "Disposition of common shares" below). Dividends paid on the common shares generally will not be eligible for the "dividends received deduction."

        Reduced tax rates for certain dividends — For taxable years beginning before January 1, 2011, a dividend paid by the Company generally will be taxed at the preferential tax rates applicable to long-term capital gains if (a) the Company is a "qualified foreign corporation" (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust, and (c) such dividend is paid on common shares that have been held by such U.S. Holder for at least 61 days during the 121-day period beginning 60 days before the "ex-dividend date."

        The Company generally will be a "qualified foreign corporation" under Section 1(h)(11) of the Code (a "QFC") if (a) the Company is incorporated in a possession of the U.S., (b) the Company is eligible for the benefits of the Canada-U.S. Tax Convention, or (c) the common shares are readily tradable on an established securities market in the U.S. However, even if the Company satisfies one or more of such requirements, the Company will not be treated as a QFC if the Company is a "passive foreign investment company" (as defined below) for the taxable year during which the Company pays a dividend or for the preceding taxable year.

        As discussed below, the Company believes that it will be a PFIC for its current taxable year and expects that it may be a PFIC in one or more subsequent taxable years. (See more detailed discussion at "Additional rules that may apply to U.S. Holders — Passive foreign investment company" below). Accordingly, the Company does not expect to be a QFC for the current taxable year and one or more subsequent taxable years.

        If the Company is not a QFC, a dividend paid by the Company to a U.S. Holder, including a U.S. Holder that is an individual, estate, or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the dividend rules.

        Distributions paid in foreign currency — The amount of a distribution paid to a U.S. Holder in foreign currency generally will be equal to the U.S. dollar value of such distribution based on the exchange rate applicable on the date of receipt. A U.S. Holder that does not convert foreign currency received as a distribution into U.S. dollars on the date of receipt generally will have a tax basis in such foreign currency equal to the U.S. dollar value of such foreign currency on the date of receipt. Such a U.S. Holder generally will recognize ordinary income or loss on the subsequent sale or other taxable disposition of such foreign currency (including an exchange for U.S. dollars).

Disposition of common shares

        Except as discussed below under "Additional rules that may apply to U.S. Holders — Passive foreign investment company," a U.S. Holder will recognize gain or loss on the sale or other taxable disposition of common shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the common shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if the common shares are held for more than one year. Gain or loss recognized by a U.S. Holder on the sale or other taxable disposition of common shares generally will be treated as "U.S. source" for purposes of applying the U.S. foreign tax credit rules. (See more detailed discussion at "Foreign tax credit" below).

        Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Foreign tax credit

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year. Complex limitations apply to the foreign tax credit, including the limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income with respect to each separate category of income described below. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." In addition, this limitation is calculated separately with respect to specific categories of income (including "passive income," "high withholding tax interest," "financial services income," "general income," and certain other categories of income). Dividends paid by the Company generally will constitute "foreign source" income and generally will be categorized as "passive income" or, in the case of certain U.S. Holders, "financial services income." However, for taxable years beginning after December 31, 2006, the foreign tax credit limitation categories are reduced to two categories: "passive income" and "general income" (and the other categories of income, including "financial services income," are eliminated). The foreign tax credit rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the foreign tax credit rules.

Additional rules that may apply to U.S. holders

        If the Company is a "passive foreign investment company" (as defined below), the preceding sections of this summary may not describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of common shares.

Passive foreign investment company

        The Company generally will be a "passive foreign investment company" within the meaning of Section 1297 of the Code (a "PFIC") if, for a taxable year, (a) 75% or more of the gross income of the Company for such taxable year is passive income or (b) on average, 50% or more of the assets held by the Company either produce passive income or are held for the production of passive income, based on the fair market value of such assets (or on the adjusted tax bases of such assets, if the Company is not publicly traded and either is a "controlled foreign corporation" or makes an election). "Passive income" includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. However, gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation's commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business. In addition, if the Company is classified as a PFIC for any taxable year in which a U.S. Holder has held notes or common shares, the Company may continue to be classified as a PFIC for any subsequent taxable year in which such U.S. Holder continues to hold notes or common shares even if the Company's income and costs are no longer passive in nature in such subsequent taxable year.

        For purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another foreign corporation, the Company will be treated as if it (a) holds a proportionate share of the assets of such other foreign corporation and (b) receives directly a proportionate share of the income of such other foreign corporation. In addition, for purposes of the PFIC income test and asset test described above, "passive income" does not include any interest, dividends, rents, or royalties that are received or accrued by the Company from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income. If the Company is a PFIC and if one or more of its non-U.S. corporate subsidiaries were treated as a PFIC ("lower-tier PFICs"), U.S. Holders of common shares would be considered to own, and also would be subject to the PFIC rules with respect to, their proportionate share of the lower-tier PFIC stock that the Company owns, regardless of the percentage of their ownership in the Company. In such circumstances a U.S. Holder of common shares could elect an alternative taxation regime in respect of its indirect ownership interest in a lower-tier PFIC, subject to certain conditions as discussed below. U.S. Holders of notes would not be treated as owning the stock of any lower-tier PFIC.

        The Company expects that it will be a PFIC for the taxable year ending December 31, 2006, and the Company expects that it will be a PFIC for each subsequent taxable year prior to the time the Dolores Project is placed in production. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company will be a PFIC for the taxable year ending December 31, 2006 and subsequent taxable years depends on the assets and income of the Company over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status or that the Company will not be a PFIC for any taxable year.

Default PFIC rules under Section 1291 of the Code

        If the Company is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of common share will depend on whether such U.S. Holder makes an election to treat the Company as a "qualified electing fund" or "QEF" under Section 1295 of the Code (a "QEF election") or a mark-to-market election under Section 1296 of the Code (a "Mark-to-Market Election"). A U.S. Holder that does not make either a timely and effective QEF election or a Mark-to-Market Election will be referred to in this summary as a "Non-Electing U.S. Holder."

        A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of common shares and (b) any excess distribution paid on the common shares. A distribution generally will be an "excess distribution" to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder's holding period for the common shares, if shorter).

        Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of common shares, and any excess distribution paid on the common shares, must be ratably allocated to each day in a Non-Electing U.S. Holder's holding period for the common shares. The amount of any such gain or excess distribution allocated to prior years of such Non-Electing U.S. Holder's holding period for the common shares (other than years prior to the first taxable year of the Company beginning after December 31, 1986 for which the Company was not a PFIC) will be subject to U.S. federal income tax at the highest tax applicable to ordinary income in each such prior year.

        A Non-Electing U.S. Holder will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year. Such a Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as "personal interest," which is not deductible. The amount of any such gain or excess distribution allocated to the current year of such Non-Electing U.S. Holder's holding period for the common shares will be treated as ordinary income in the current year, and no interest charge will be incurred with respect to the resulting tax liability for the current year. In addition, if the Company is a PFIC and own shares of another foreign corporation that also is a PFIC, under certain indirect ownership rules, a disposition by the Company of the shares of such other foreign corporation or a distribution received by the Company from such other foreign corporation generally will be treated as an indirect disposition by a U.S. Holder or an indirect distribution received by a U.S. Holder, subject to the rules of Section 1291 of the Code discussed above. To the extent that gain recognized on the actual disposition by a U.S. Holder of common shares or income recognized by a U.S. Holder on an actual distribution received on common shares was previously subject to U.S. federal income tax under these indirect ownership rules, such amount generally will not be subject to U.S. federal income tax. If the Company is a PFIC for any taxable year during which a Non-Electing U.S. Holder holds common shares, the Company will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Company ceases to be a PFIC in one or more subsequent years. A Non-Electing U.S. Holder may terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold on the last day of the last taxable year for which the Company was a PFIC.

QEF election

        A U.S. Holder that makes a timely and effective QEF election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, a U.S. Holder that makes a QEF election will be subject to U.S. federal income tax on such U.S. Holder's pro rata share of (a) the net capital gain of the Company, which will be taxed as long-term capital gain to such U.S. Holder, and (b) and the ordinary earnings of the Company, which will be taxed as ordinary income to such U.S. Holder. Generally, "net capital gain" is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and "ordinary earnings" are the excess of (a) "earnings and profits" over (b) net capital gain. A U.S. Holder that makes a QEF election will be subject to U.S. federal income tax on such amounts for each taxable year in which the Company is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Company. However, a U.S. Holder that makes a QEF election may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as "personal interest," which is not deductible.

        A U.S. Holder that makes a QEF election generally (a) may receive a tax-free distribution from the Company to the extent that such distribution represents "earnings and profits" of the Company that were previously included in income by the U.S. Holder because of such QEF election and (b) will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF election.

        In addition, a U.S. Holder that makes a QEF election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares. The procedure for making a QEF election, and the

U.S. federal income tax consequences of making a QEF election, will depend on whether such QEF election is timely. A QEF election will be treated as "timely" if such QEF election is made for the first taxable year in the U.S. Holder's holding period for the common shares in which the Company was a PFIC. A U.S. Holder may make a timely QEF election by filing the appropriate QEF election documents at the time such U.S. Holder files a U.S. federal income tax return for such first year. However, if the Company was a PFIC in a prior taxable year, then in addition to filing the QEF election documents, a U.S. Holder must elect to recognize (a) gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if the common shares were sold on the qualification date or (b) if the Company was also a CFC, such U.S. Holder's pro rata share of the post-1986 "earnings and profits" of the Company as of the qualification date. The "qualification date" is the first day of the first taxable year in which the Company was a QEF with respect to such U.S. Holder. The election to recognize such gain or "earnings and profits" can only be made if such U.S. Holder's holding period for the common shares includes the qualification date. By electing to recognize such gain or "earnings and profits," such U.S. Holder will be deemed to have made a timely QEF election. In addition, under very limited circumstances, a U.S. Holder may make a retroactive QEF election if such U.S. Holder failed to file the QEF election documents in a timely manner.

        Treasury Regulations provide that a holder of an option, warrant or other right to acquire stock of a PFIC, such as a note, may not make a QEF election that will apply to the option, warrant or other right or to the stock subject to the option, warrant or other right. Under Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right shall include the period that the option, warrant or other right was held. The general effect of these rules is that (a) under the special taxation rules for PFICs discussed above, excess distributions and gains realized on the disposition of common shares received upon exercise of notes in a PFIC will be spread over the entire holding period for the notes and the common shares acquired thereby and (b) if a U.S. Holder makes a QEF election upon exercise of the notes and receipt of the common shares, that election generally will not be a timely and effective QEF election with respect to such common shares and thus the special taxation rules with respect to PFICs discussed above will continue to apply. However, a U.S. Holder receiving common shares upon the conversion of a note generally will be eligible to make an effective QEF election as of the first day of the taxable year of such U.S. Holder beginning after the receipt of such common shares if such U.S. Holder also makes an election to recognize gain (which will be taxed under the PFIC rules) as if such common shares were sold on such date at fair market value. In addition, under the Treasury Regulations, a disposition, other than by exercise, of a note generally will be subject to the special taxation rules for PFICs discussed above.

        A QEF election will apply to the taxable year for which such QEF election is made and to all subsequent taxable years, unless such QEF election is invalidated or terminated or the IRS consents to revocation of such QEF election. If a U.S. Holder makes a QEF election and, in a subsequent taxable year, the Company ceases to be a PFIC, the QEF election will remain in effect (although it will not be applicable) during those taxable years in which the Company is not a PFIC. Accordingly, if the Company becomes a PFIC in another subsequent taxable year, the QEF election will be effective and the U.S. Holder will be subject to the QEF rules described above during any such subsequent taxable year in which the Company qualifies as a PFIC. In addition, the QEF election will remain in effect (although it will not be applicable) with respect to a U.S. Holder even after such U.S. Holder disposes of all of such U.S. Holder's direct and indirect interest in the common shares. Accordingly, if such U.S. Holder reacquires an interest in the Company, such U.S. Holder will be subject to the QEF rules described above for each taxable year in which the Company is a PFIC. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a QEF election. U.S. Holders should be aware that the Company does not intend to satisfy record keeping requirements that apply to a QEF, or to supply U.S. Holders with information that such U.S. Holders require to report under the QEF rules, in the event that the Company is a PFIC and a U.S. Holder wishes to make a QEF election.

Mark-to-market election

        A U.S. Holder may make a Mark-to-Market Election only if the common shares are marketable stock. The common shares generally will be "marketable stock" if the common shares are regularly traded on a qualified exchange or other market. For this purpose, a "qualified exchange or other market" includes (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, surveillance, and other requirements designed to prevent fraudulent and manipulative acts and practices, remove impediments to and perfect the mechanism of a free, open, fair, and orderly market, and protect investors (and the laws of the country in which the foreign exchange is located and the rules of the foreign exchange ensure that such requirements are actually enforced) (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If the common shares are traded on such a qualified exchange or other market, the common shares generally will be "regularly traded" for any calendar year during which the common shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

        A U.S. Holder that makes a Mark-to-Market Election generally will not be subject to the rules of Section 1291 of the Code discussed above. However, if a U.S. Holder makes a Mark-to-Market Election after the beginning of such U.S. Holder's holding period for the common shares and such U.S. Holder has not made a timely QEF election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

        A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares as of the close of such taxable year over (b) such U.S. Holder's adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the lesser of (a) the excess, if any, of (i) such U.S. Holder's adjusted tax basis in the common shares over (ii) the fair market value of such common shares as of the close of such taxable year or (b) the excess, if any, of (i) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (ii) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years.

        A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder's tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years).

        A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless the common shares cease to be "marketable stock" or the IRS consents to revocation of such election. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the availability of, and procedure for making, a Mark-to-Market Election.

Other PFIC rules

        Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF election to recognize gain (but not loss) upon certain transfers of common shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred. Certain additional adverse rules will apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether such U.S. Holder makes a QEF election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares.

        The PFIC rules are complex, and each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares.

Information reporting; backup withholding tax

        Payments made within the U.S., or by a U.S. payor or U.S. middleman, of interest on the notes or dividends on, or proceeds arising from the sale or other taxable disposition of, common shares generally will be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, U.S. Holders that are corporations generally are excluded from or will be refunded, if such U.S. Holder furnishes required information to the IRS. Any amount paid as U.S. backup withholding would be creditable against the U.S. Holder's federal income tax liability, provided the applicable requisite information is provided to the IRS. Each U.S. Holder should consult its own financial advisor, legal counsel, or accountant regarding the information reporting and backup withholding tax rules.

PLAN OF DISTRIBUTION

        The notes were issued on October 24, 2006 and offered and sold in the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

        Holders are entitled to the benefits of a registration rights agreement described under "Description of notes — Registration rights of the noteholders", pursuant to which we have filed this prospectus as a base shelf prospectus with the British Columbia Securities Commission under the Canadian Securities Administrators National Instrument 44-102 and with the SEC as part of a registration statement under the Securities Act.

        All shelf information omitted from this prospectus will be contained in a prospectus supplement that will be delivered to purchasers together with this prospectus. Each prospectus supplement will be incorporated by reference into this prospectus as of the date of the prospectus supplement and only for the purposes of the distribution to which the prospectus supplement pertains. The only information that will be contained in any prospectus supplement to this prospectus is the information required by applicable securities legislation and a current list of the holders who have delivered a completed selling security holder's questionnaire to us (each, an "Electing Holder") and the aggregate principal amount of the notes held by each such Electing Holder. An initial list of Electing Holders is set forth on Schedule A, which is incorporated and forms a part of this prospectus and which may be updated by way of a prospectus supplement as described above.

        An Electing Holder may sell at any time, or from time to time, pursuant to this prospectus, the aggregate principal amount of the notes held by such Electing Holder as set forth on Schedule A to this prospectus and in a prospectus supplement, as the case may be, and the aggregate principal amount payable of the notes held by such Electing Holders shall thereafter be reduced to the extent of such sales. The notes held by the Electing Holders were either acquired by them upon the issuance of the notes on October 24, 2006 at a price of $1,000 per note, or in subsequent transactions thereafter at varying prices.

        We are registering the securities covered by this prospectus under the Securities Act to permit any Electing Holders to conduct public secondary trading of these securities from time to time after the date of this prospectus in accordance with the federal securities laws of the United States. We have agreed, among other things, to bear all fees and expenses, other than underwriting compensation, in connection with the registration and sale of the securities covered by this prospectus. Additionally, we have agreed to indemnify the holders against certain liabilities, including liabilities under the Securities Act, and each Electing Holder has agreed to indemnify us and any persons who control us, as defined in the federal securities laws of the United States, against any liability with respect to any information furnished by such holder in writing to us expressly for use in the shelf registration statement.

        We will not receive any of the proceeds from the sale of the securities by Electing Holders. Electing Holders may sell all or any portion of the securities beneficially owned by them and offered hereby from time to time:

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  directly; or

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  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions from Electing Holders or from the purchasers of the securities for whom they may act as agent.

        The securities may be sold from time to time in one or more transactions at:

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  fixed prices, which may be changed;

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  varying prices determined at the time of sale; or

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  negotiated prices.

        The prices will be determined by Electing Holders or by agreement between Electing Holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to Electing Holders from the sale of the securities offered by them will be the purchase price of the securities less discounts and commissions, if any.

        The sales described in the preceding paragraph may be effected in transactions:

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  on any U.S. or Canadian national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale, including The American Stock Exchange and the Toronto Stock Exchange in the case of the underlying common shares;

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  in the over-the-counter market;

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  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

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  through short sales.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        Once any security is sold by an Electing Holder pursuant to this prospectus and a related prospectus supplement, such security becomes freely tradable without restriction in the United States and is not thereafter covered by this prospectus even if subsequently reacquired by an Electing Holder.

        Our outstanding common shares are listed on The American Stock Exchange and the Toronto Stock Exchange, each of which has approved the listing of the underlying common shares. We do not intend to list the notes for trading on any securities exchange in the United States or Canada. Accordingly, no assurance an be given as to the development of an active trading market for the notes. See "Risk Factors — The notes may not have an active market and their price may be volatile. You may be unable to sell your notes at the price you desire or at all".

        In order to comply with the securities laws of certain U.S. states and Canadian jurisdictions, if applicable, the notes and underlying common may be sold in such jurisdictions only through registered or licensed brokers or dealers.

        The holders and any underwriters, dealers or agents that participate in the distribution of the securities offered under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by them might be deemed to be underwriting compensation under the Securities Act.

        In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling holder will sell any or all of the notes or underlying common shares described in this prospectus, and any selling holder may transfer, devise or gift such securities by other means not described in this prospectus.

        In connection with any offering of securities, the underwriters, if any, may offer, allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

        Stikeman Elliott LLP is Canadian legal counsel to Minefinders, and Dorsey & Whitney LLP is U.S. legal counsel to Minefinders. As of the date hereof, the partners and associates of Stikeman Elliott LLP do not own more than 1% of our issued and outstanding common shares.

TRANSFER AGENT AND REGISTRAR AND TRUSTEE

        The Transfer Agent and Registrar for our common shares is CIBC Mellon Trust Company at its offices in Vancouver, British Columbia and Toronto, Ontario. The Bank of New York, at its offices in New York City, New York, has been appointed as the trustee under the indenture, as paying agent, conversion agent, note registrar, and custodian for the notes.

EXPERTS

        BDO Dunwoody LLP, independent registered public accounting firm, have audited our consolidated financial statements for each of the years in the three year period ended December 31, 2005 and as at December 31, 2005 and 2004, as set forth in their report, which are incorporated by reference in this prospectus and registration statement. Our consolidated financial statements are incorporated by reference in reliance on BDO Dunwoody LLP's report, given on their authority as experts in accounting and auditing.

        Mark H. Bailey, President, Chief Executive Officer and a director of Minefinders, is a "qualified person" as such term is defined in NI 43-101 and had overall responsibility for the "Technical Report on the Mineral Resource Estimate for the Dolores Property, Chihuahua, Mexico," dated September 7, 2006, as revised on November 7, 2006. Mr. Bailey, Shaun Ball, M. Sc., Mining Engineer, and Tench Page, M. Sc., VP Exploration, prepared the "Technical Report on the Mineral Resource Update for the Dolores Property, Chihuahua, Mexico." Mr. Bailey also supervised the preparation of technical information in certain of the material change reports incorporated by reference into this prospectus. As of the date hereof, Mr. Bailey owns 1.34% of the outstanding common shares of Minefinders and stock options to purchase up to 900,000 common shares of Minefinders.

        Roscoe Postle Associates Inc. prepared the "Technical Report on the Mineral Resources Estimate for the Dolores Property, Mexico." The principal authors of the report were David W. Rennie, P. Eng., and C. Stewart Wallis, P. Geo. All of the authors are independent "qualified persons" as such term is defined in NI 43-101. To the best of the Company's knowledge, none of Roscoe Postle Associates Inc., David W. Rennie and C. Stewart Wallis owns any interest in the Company.

        Kappes Cassiday & Associates ("KCA") prepared the "Technical Report for the Dolores Heap Leach Project in Mexico." The authors of that report are Michael W. Cassiday of KCA, David W. Rennie of RPA and Phil Morriss of Snowden Mining Industry Consultants. All of the authors are independent "qualified persons" as such term is defined in NI 43-101. To the best of the Company's knowledge, none of KCA, RPA, Snowden Mining Industry Consultants, Michael W. Cassiday, David R. Rennie or Phil Morriss owns any interest in Minefinders Corporation Ltd.

CERTAIN AVAILABLE INFORMATION

        Under the Securities Act, we have filed with the SEC a registration statement on Form F-10 relating to the notes, of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement, to which reference is made for further information.

        We are subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the "U.S. Exchange Act") and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under the MJDS, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies.

        You may read any document that we have filed with the SEC at the SEC's public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. You may read and download some of the documents we have filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. You may read and download any public document that we have filed with the Canadian securities regulator authorities at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been filed with or furnished to the SEC as part of the registration statement on Form F-10 of which the prospectus forms a part:

  •
  The documents listed in the first paragraph under "Documents Incorporated by Reference"

  •
  Statement of Eligibility of the Trustee on Form T-1

  •
  Indenture, dated as of October 24, 2006, between Minefinders and The Bank of New York, as trustee

  •
  Consent of BDO Dunwoody LLP dated November 13, 2006

  •
  Consent of Stikeman Elliott LLP dated November 14, 2006

  •
  Consent of Mark H. Bailey dated November 14, 2006

  •
  Consent of Scott Wilson Roscoe Postle Associates, Inc. (formerly Roscoe Postle Associates, Inc.) dated November 14, 2006

  •
  Consent of David W. Rennie dated November 14, 2006

  •
  Consent of Stewart Wallis dated November 14, 2006

  •
  Consent of Kappes, Cassiday & Associates (to be filed upon amendment)

  •
  Consent of Michael W. Cassiday (to be filed upon amendment)

  •
  Consent of Snowden Mining Industry Consultants (to be filed upon amendment)

  •
  Consent of Phil Morriss (to be filed upon amendment)

SCHEDULE A

        The table below sets forth the name of each Electing Holder and the principal amount of notes beneficially owned by each Electing Holder that may be offered under this prospectus. We have prepared the table below based on the information given to us by the Electing Holders on or prior to November 14, 2006.

        Unless otherwise disclosed, no Electing Holder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The Electing Holders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information is presented in the table. Because the Electing Holders may offer all or some of their notes from time to time, we cannot estimate the amount of the notes that will be held by the Electing Holders upon the termination of any particular offering.

        Only Electing Holders identified below who beneficially own the notes set forth opposite each such holder's name in the table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes by any holder not identified below, the registration statement of which this prospectus forms a part will be amended or supplemented to set forth the name and aggregate amount of notes beneficially owned by the Electing Holder intending to sell such notes and the aggregate amount of notes to be offered. The prospectus, which will be a part of such amendment or supplement, will also disclose whether any Electing Holder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

	Principal Amount of Notes Held	% of Total Notes Outstanding
Electing Holders
Vicis Capital Master Fund	$1,000,000	1.18%
CNH CA Master Account, L.P.	$1,000,000	1.18%

Sub-total	$2,000,000	2.35%
Other securityholders
All other securityholders or future transferees, pledges, donees or successors of any such securityholders	$83,000,000	97.65%

Total	$85,000,000	100.00%

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

        Under the Ontario Business Corporations Act, Minefinders Corporation Ltd. (the "Corporation") may indemnify a present director or officer, a former director or officer, or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the Corporation or other entity, and the Corporation may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The Corporation may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. In addition, the individual must repay any moneys advanced by the Corporation if the individual has not fulfilled the conditions set out in the preceding sentence. Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. Such an individual is entitled to indemnification from the Corporation as a matter of right if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfilled the conditions set forth above.

        In accordance with and subject to the Ontario Business Corporations Act, the by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or other entity if he acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he acted as a director or officer or in a similar capacity at the Corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, had reasonable grounds for believing that his conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Ontario Business Corporations Act or law permits or requires.

        The Corporation maintains a directors' & officers' insurance policy for the benefit of the directors and officers of the Corporation and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay to the extent permitted by applicable law in the amount of US$10,000,000.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Exhibits

Exhibit Number	Description

4.1
Revised Annual Information Form of the Corporation for the financial year ended December 31, 2005 dated March 21, 2006, as revised on April 12, 2006, including the Management's Discussion and Analysis incorporated therein (incorporated by reference to the Corporation's Annual Report on Form 40-F/A, filed with the Commission on April 18, 2006)
4.2
Audited consolidated financial statements (including a summary of significant accounting policies and notes thereto) of the Corporation, consisting of Consolidated Balance Sheets as at December 31, 2005 and 2004 and related Consolidated Statements of Loss and Deficit, Cash Flows and Mineral Properties and Deferred Exploration Costs for each of the years in the three-year period ended December 31, 2005, together with the report of the auditors thereon dated February 23, 2006 (incorporated by reference to the Corporation's Annual Report on Form 40-F, filed with the Commission on April 3, 2006)
4.3	Material change report dated April 3, 2006 with respect to an equity financing, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on April 4, 2006
4.4
Material change report dated February 27, 2006 with respect to the Company receiving a technical report for the Dolores Heap Leach Project from Kappes, Cassiday and Associates, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on February 28, 2006
4.5
Material change report dated February 8, 2006 with respect to the discovery and expansion of significant silver mineralization with recently completed drilling on the Company's Planchas de Plata and Real Viejo projects, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on February 8, 2006
4.6
Material change report dated January 23, 2006 with respect to the announcement of results from recent drilling on the Corporation's Dolores gold and silver project, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on January 24, 2006
4.7
Technical Report For the Dolores Heap Leach Project in Mexico dated April 11, 2006 by Kappes, Cassiday and Associates, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on October 18, 2006
4.8
Technical Report by Roscoe Postle Associates Inc. on the Mineral Resources Estimate for the Dolores Project, Mexico dated November 16, 2004, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on November 14, 2006
4.9
Management Information Circular dated March 14, 2006 in connection with the May 10, 2006 Annual General Meeting of Shareholders (excluding those portions under the headings "Executive Compensation — Compensation Committee," "Executive Compensation — Report on Executive Compensation," and "Executive Compensation — Performance Graph"), incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on May 4, 2006
4.10
Material change report dated April 28, 2006, related to pricing of an equity financing, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on May 2, 2006
4.11
Material change report dated April 21, 2006, related to closing of an equity financing, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on April 24, 2006

4.12
Material change report dated May 1, 2006, related to increase in measured and indicated resources at the Dolores deposit, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on May 2, 2006
4.13
Material change report dated May 9, 2006, related to environmental permits for the Dolores mine, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on May 10, 2006
4.14
Material change report dated May 11, 2006, related to voting results in connection with the May 10, 2006 Annual General Meeting of Shareholders, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on October 18, 2006
4.15
Technical Report by the Company on the Mineral Resource Estimate for the Dolores Project dated June 9, 2006, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on October 18, 2006
4.16
Material change report dated June 27, 2006, related to drill results and resource expansion at the Dolores Project, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on November 14, 2006
4.17
Material change report dated July 11, 2006, related to exploration results at the Planchas de Plata project, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on July 12, 2006
4.18
Material change report dated July 25, 2006, related to increased gold and silver reserves for the Dolores Project, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on July 25, 2006
4.19
Unaudited interim financial statements for the three and six month periods ended June 30, 2006, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on August 16, 2006
4.20
Management's Discussion and Analysis (amended) for the three and six month periods ended June 30, 2006, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on August 16, 2006
4.21
Technical Report by the Corporation on the Mineral Reserve update for the Dolores Project dated September 7, 2006, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on September 8, 2006
4.22
Material change report dated October 16, 2006, related to the selection of Greg. D. Smith as successor to Ronald J. Simpson as Chief Financial Officer of the Corporation, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on October 16, 2006
4.23
Material change report dated October 18, 2006, announcing the Corporation's intention to offer and sell US$75 million aggregate principal amount of its Convertible Senior Notes due 2011, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on October 19, 2006
4.24
Material change report dated October 18, 2006, announcing the execution by the Corporation of a purchase agreement with an initial purchaser to issue and sell Convertible Senior Notes due 2011, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on October 18, 2006
4.25
Material change report dated October 24, 2006, announcing the completion of the sale to an initial purchaser of the Corporation's 4.50% Convertible Senior Notes due 2011, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on October 24, 2006

4.26
Material change report dated November 1, 2006, announcing the completion of the first four holes of the drilling program at the Planchas de Plata and Real Viejo silver projects, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on November 1, 2006
4.27
Technical Report by the Corporation's on the Mineral Reserve Update for the Dolores Project dated September 7, 2006, revised November 7, 2006, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on November 7, 2006
4.28
Reconciliation to U.S. GAAP as at December 31, 2005 and 2004 and each of the years in the three year-period ended December 31, 2005 and for the unaudited three and six-month periods ended June 30, 2006, incorporated by reference to the Corporation's Current Report on Form 6-K, furnished to the Commission on November 14, 2006
5.1	Consent of BDO Dunwoody LLP dated November 13, 2006
5.2	Consent of Mark H. Bailey dated November 14, 2006
5.3	Consent of Scott Wilson Roscoe Postle Associates, Inc. (formerly Roscoe Postle Associates, Inc.) dated November 14, 2006
5.4	Consent of David W. Rennie dated November 14, 2006
5.5	Consent of Stewart Wallis dated November 14, 2006
5.6	Consent of Kappes, Cassiday & Associates (to be filed upon amendment)
5.7	Consent of Michael W. Cassiday (to be filed upon amendment)
5.8	Consent of Snowden Mining Industry Consultants (to be filed upon amendment)
5.9	Consent of Phil Morriss (to be filed upon amendment)
5.10	Consent of Stikeman Elliott LLP dated November 14, 2006
6.1	Powers of Attorney (included on the signature pages of this Registration Statement)
7.1	Indenture, dated as of October 24, 2006, between the Company and The Bank of New York, as trustee
7.2	Form T-1 Statement of Eligibility of the Trustee

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

        Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

Signatures

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on November 14, 2006.

MINEFINDERS CORPORATION LTD.
By:	/s/ MARK H. BAILEY Mark H. Bailey Chief Executive Officer

        Each person whose signature appears below constitutes and appoints Mark H. Bailey and Paul C. MacNeill, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on November 14, 2006:

Signature	Title

/s/ MARK H. BAILEY Mark H. Bailey	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ RONALD J. SIMPSON Ronald J. Simpson	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ ROBERT L. LECLERC Robert L. Leclerc	Director
/s/ JAMES M. DAWSON James M. Dawson	Director
/s/ H. LEO KING H. Leo King	Director
Anthony Luteijn	Director
/s/ PAUL C. MACNEILL Paul C. MacNeill	Director

III-2

Authorized Representative

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Minefinders Corporation Ltd. in the United States, in the State of Delaware, on November 14, 2006.

By:	MINEFINDERS (USA) Inc. /s/ MARK H. BAILEY Name: Mark H. Bailey Title: President

III-3

QuickLinks

CALCULATION OF REGISTRATION FEE
PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Preliminary Short Form Base Shelf Prospectus dated November 14, 2006
MINEFINDERS CORPORATION LTD.
US$85,000,000 4.50% CONVERTIBLE SENIOR NOTES DUE 2011 Interest payable on June 15 and December 15
TABLE OF CONTENTS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
DOCUMENTS INCORPORATED BY REFERENCE
SUMMARY
The Company
Properties
The offering
RISK FACTORS
ENFORCEMENT OF CIVIL LIABILITIES
EXCHANGE RATE INFORMATION
USE OF PROCEEDS
PRICE RANGE AND TRADING VOLUME
DIVIDEND POLICY
CHANGES TO CONSOLIDATED CAPITALIZATION
CAPITALIZATION
Capitalization (Unaudited)
EARNINGS COVERAGE
DESCRIPTION OF NOTES
CANADIAN TRANSFER RESTRICTIONS
DESCRIPTION OF SHARE CAPITAL
INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
TRANSFER AGENT AND REGISTRAR AND TRUSTEE
EXPERTS
CERTAIN AVAILABLE INFORMATION
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
SCHEDULE A
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Exhibits
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS